EXHIBIT D

Execution copy.

USD 1,400,000,000 bridge facilities AGREEMENT
___ March 2025

for

CMB.TECH NV

with

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

KBC BANK NV

SOCIÉTÉ GÉNÉRALE

as Bookrunning Mandated Lead Arrangers and Underwriters

with

KBC BANK NV

acting as Coordinator

and

KBC BANK NV

acting as Agent and Security Agent

Allen Overy Shearman Sterling (Belgium) LLP

Schedule

1.	The Original Parties	124
2.	Part 1	124
3.	The Original Guarantors	124

4.	Part 2		125
5.	The Original Lenders		125
6.	Conditions Precedent		126
	Part 1	Conditions Precedent to signing	126
	Part 2	SPA Acquisition Conditions Precedent	129
	Part 3	Conditions precedent required to be delivered by an Additional Guarantor	130
7.	Requests		132
	Part 1	Utilisation Request	132
	Part 2	Selection Notice	133
8.	Form of Transfer Certificate		134
9.	Form of Accession Deed		137
10.	Form of Resignation Letter		139
11.	Form of Hedge Counterparty Accession Deed		140
12.	Timetables		141
13.	Form of Increase Confirmation		142
14.	Form of Extension Request		145
15.	Reference Rate Terms		146
16.	Daily Non-Cumulative Compounded RFR Rate		150
17.	Cumulative Compounded RFR Rate		152

Signatories	153

THIS AGREEMENT is dated ___ March 2025 and made

BETWEEN:

(1)	CMB.TECH NV, a limited liability company (naamloze vennootschap/société anonyme) with its statutory seat at De Gerlachekaai 20, 2000 Antwerp, Belgium, registered with the Crossroads Bank for Enterprises under number 0860.402.767, Business Court of Antwerp (division Antwerp) (the Borrower);
(2)	THE SUBSIDIARIES of the Borrower listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Borrower, the Original Guarantors);
(3)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, KBC BANK NV and SOCIÉTÉ GÉNÉRALE as bookrunning mandated lead arrangers and underwriters (whether acting individually or together the Arranger);
(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);
(5)	KBC BANK NV as coordinator (the Coordinator);
(6)	KBC BANK NV as agent of the other Finance Parties (the Agent); and
(7)	KBC BANK NV as security agent for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

Accession Deed means a document substantially in the form set out in Schedule 5 (Form of Accession Deed).

Acquisition Document means the Share Purchase Agreement and any other document designated as an “Acquisition Document” by the Agent and the Borrower.

Acquisition Proceeds has the meaning given to that term in Clause 7.7 (Mandatory Prepayment – Acquisition Proceeds).

Additional Business Day means any day specified as such in the Reference Rate Terms.

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 23 (Changes to the Obligors).

Additional Share Purchase Facility means the term loan bridge facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

Additional Share Purchase Facility Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Additional Share Purchase Facility Commitment” in Part 2 of Schedule 1 (The Original
1

Parties) and the amount of any other Additional Share Purchase Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Additional Share Purchase Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Additional Share Purchase Facility Loan means a loan made or to be made under the Additional Share Purchase Facility or the principal amount outstanding for the time being of that loan.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, and in relation to Crédit Agricole Corporate and Investment Bank, any member of Crédit Agricole group, including any Caisse Régionale de Crédit Agricole Mutuel, Crédit Lyonnais and any financial institution of Crédit Agricole group which is affiliated to the central body of Crédit Agricole.

Artemis Net Asset Value Estimates means the excel file entitled “NAV GOGL 09012025 – valuation date 31122024 FINAL” dated 9 January 2025.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means:

(a)	in relation to the SPA Acquisition Bridge Facility, the period from and including the date of this Agreement to and including the earlier of (i) the SPA Closing Date or (ii) the date falling 15 Business Days after the date of this Agreement; and
(b)	in relation to the Additional Share Purchase Facility, the period from and including the SPA Closing Date to and including the earlier of (i) the Takeover Closing Date, (ii) the date on which the Borrower obtains more than 50 per cent. of the issued share capital or voting rights of the Target or (iii) the date falling five Months after the date of this Agreement.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	its participation in any outstanding Loans under that Facility; and
(b)	in relation to any proposed Loan, its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Baseline CAS means any rate which is either:

(a)	specified as such in the Reference Rate Terms; or
(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Reference Rate Terms.
2

Belgian Financial Collateral Law means the Belgian law of 15 December 2004 on financial collateral, as amended from time to time.

Belgian Guarantor means a Guarantor having its statutory seat in Belgium.

Belgian Income Tax Code means the Wetboek van de Inkomstenbelastingen 1992/Code des impôts sur les revenus 1992, as amended from time to time.

Belgian MAS Law means Title XVII of Book III of the Belgian Civil Code, as amended by the law of 11 July 2013 amending the Belgian Civil Code in respect of security on movable assets and abolishing various relevant provisions, as amended from time to time.

Borrower Change of Control means, in relation to the Borrower, if two or more persons acting in concert or any individual person in each case other than the Permitted Holders (a) acquire legally and/or beneficially and either directly or indirectly, more than 50 per cent. of the issued share capital or voting rights of the Borrower or (b) have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent governing body) of the Borrower.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, Oslo, Antwerp and Paris and in relation to:

(a)	any date for payment or purchase of an amount relating to a Loan or Unpaid Sum; or
(b)	the determination of the first day or the last day of an Interest Period for a Loan or Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

Central Bank Rate has the meaning given to that term in the Reference Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the Reference Rate Terms.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Clean-Up Default means:

(a)	an Event of Default which arises pursuant to Clause 21.3 (Other obligations) and results from a failure to comply with a Clean-Up Undertaking;
3

(b)	an Event of Default which arises pursuant to Clause 21.4 (Misrepresentation) and which results from any representation or warranty set out in a Clean-Up Representation being or proving to have been incorrect or misleading when made or deemed to be made; and
(c)	any Event of Default arising under Clause 21.5 (Cross Default), Clause 21.9 (Creditors’ process) and Clause 21.14 (Litigation).

Clean-Up Period means the period from and including the date of this Agreement and ending on the date falling 3 Months after the SPA Closing Date.

Clean-Up Representation means any of the representations and warranties under Clause 18.11 (No default), Clause 18.14 (Financial statements), Clause 18.16 (No proceedings), Clause 18.19 (Compliance with Environmental Laws), Clause 18.20 (No Environmental Claim), Clause 18.24 (No outstanding tax debt).

Clean-Up Undertaking means any of the undertakings specified in Clause 20.5 (Environmental Claims).

CMB Group means CMB NV and its Subsidiaries for the time being.

CMB Net Asset Value Estimates means the excel file entitled “CMB Legacy NAV31122024” dated 19 February 2025.

CMBT Action Plan means the excel file gathering all excel files provided by the Borrower on 23 February 2025.

CMBT Net Asset Value Estimates means the excel file entitled “NAV CMBT 09012025 – valuation date 31122024 FINAL” dated 9 January 2025.

CMB.TECH Vessel Facilities Agreement means the loan facilities agreement dated 7 November 2023 between the Borrower as borrower and, among others, Nordea Bank Abp Filial I Norge as lender, as may have been amended and/or restated from time to time.

Code means the US Internal Revenue Code of 1986, as amended from time to time.

Commitment means a SPA Acquisition Bridge Facility Commitment or an Additional Share Purchase Facility Commitment.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and
(b)	the applicable Baseline CAS.

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);
(b)	specifies a calculation methodology for that rate; and
4

(c)	has been made available to the Borrower and each Finance Party.

Confidential Information means all information relating to the Borrower, any Obligor, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group, the Target Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of its advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;
(ii)	any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in a form as most recently recommended and published by the LMA or in any other form agreed between the Borrower and the Agent.

Contribution means the contribution (in kind) of all shares in MergeCo held by the Borrower in CMB.TECH Enterprises NV and subsequently by CMB.TECH Enterprises NV in CMB.TECH Belgium NV.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Reference Rate Terms.

5

DAC6 means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

Default means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);
(b)	which has otherwise rescinded or repudiated a Finance Document;
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution means any dividend or other distribution (or interest on any unpaid dividend, or other distribution) on or in respect of its share capital (or any class of its share capital) or any repayment or distribution of any dividend or share premium reserve (including any decrease of share capital).

6

DTC means the Depository Trust Company, a New York limited purpose trust company.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a member of the Group, the Target or any of its Subsidiaries.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)	land (including, without limitation, land under water).

Environmental Approval means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

Environmental Claim means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, claim includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

Environmental Incident means:

(a)	any release of Environmentally Sensitive Material from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or
(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or reasonably likely to be arrested, attached, detained or injuncted and/or a Ship and/or any Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or reasonably likely to be arrested and where any Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment; or
(b)	the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.
7

Environmentally Sensitive Material means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

EUR or euro means the single currency of the Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 21 (Events of Default).

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.

Excluded Swap Obligation means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Existing Transfer Restrictions means any Transfer Restrictions under or arising in connection with (i) the Borrower being an "affiliate" (within the meaning of Rule 144) of the Target or (ii) a Lender being an "affiliate" (within the meaning of Rule 144) of the Target as a result of such Lender holding equity interests in the Target or engaging in other transactions or arrangements not contemplated by the Finance Documents.

Extension has the meaning given to that term in paragraph (c) of Clause 2.4 (Extension option).

Extension Request means a notice substantially in the form set out in Schedule 10 (Form of Extension Request) or any other form agreed between the Agent and the Borrower.

Facility means the SPA Acquisition Bridge Facility or the Additional Share Purchase Facility.

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
8

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)	in relation to a "pass thru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower, or the Security Agent and the Borrower or the Coordinator and the Borrower) setting out any of the fees referred to in Clause 11 (Fees) or any other letter designated as such by the Agent and the Borrower.

Finance Document means this Agreement, any Accession Deed, any Fee Letter, any Hedging Agreement, any Utilisation Request, any Transaction Security Document, the Syndication Letter, the Resignation Letter, the Subordination Agreement any Selection Notice, any Extension Request, any Reference Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Borrower provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of "Default";
(b)	the definition of "Material Adverse Effect";
(c)	the definition of "Transaction Document";
(d)	the definition of "Transaction Security Document";
(e)	paragraph (a)(iii) of Clause 1.2 (Construction);
(f)	Clause 17 (Guarantee and indemnity); and
(g)	Clause 21 (Events of Default) (other than paragraph (b) of Clause 21.12 (Repudiation) and Clause 21.16 ( Acceleration)).

Finance Party means the Agent, the Security Agent, the Arranger, the Coordinator, a Lender or a Hedge Counterparty provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of "Finance Parties";
(b)	paragraph (a)(i) of Clause 1.2 (Construction);
(c)	paragraph (c) of the definition of "Material Adverse Effect";
(d)	Clause 17 (Guarantee and indemnity);
9

(e)	Clause 20.23 (Further assurance); and
(f)	Clause 26 (Conduct of Business by the Finance Parties).

Financial Forecast means the excel documents entitled:

(a)	“P&L CF pro forma combined 22022025 client copy”;
(b)	“CMBT Consol CF 2025-2027 v18022025”;
(c)	“CMBT Consol P&L v18022025 v2”;
(d)	“CF GOGL 2025-2026 – v18022025”;
(e)	“CF CMB CONV. 2025-2025 19022025”; and
(f)	“BS Proforma Consolidated 19022025”.

Financial Indebtedness means, in relation to a person (the debtor), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or
(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

Financial Information Package means each of:

(a)	the Financial Forecast;
(b)	the CMBT Net Asset Value Estimates;
(c)	the Artemis Net Asset Value Estimates; and
(d)	the CMB Net Asset Value Estimates.

Free Liquid Assets has the meaning given to that term in Clause 20.14 (Financial covenants).

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

GAAP means generally accepted accounting principles in Belgium, including IFRS.

10

Group means the Borrower and its Subsidiaries for the time being.

Group Structure Chart means the group structure chart in the agreed form which shows the Group assuming the SPA Acquisition and the Takeover Acquisition have occurred delivered to the Agent under Clause 4.1 (Initial conditions precedent).

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 23 (Changes to the Obligors).

Hedge Counterparty means any entity which has become a Party as a "Hedge Counterparty" in accordance with Clause 22.8 (Accession of Hedge Counterparties).

Hedge Counterparty Accession Deed means a document substantially in the form set out in Schedule 7 (Form of Hedge Counterparty Accession Deed).

Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrower and a Hedge Counterparty for the purpose of hedging the types of liabilities in relation to the Facilities.

Helios Bridge Facilities Agreement means the bridge facilities agreement originally dated 20 November 2023 between, among others, CMB NV as borrower and KBC Bank NV, Crédit Agricole Corporate and Investment Bank, Société Générale, Belfius Bank NV/SA, DNB (UK) Limited, Nordea Bank Abp Filial I Norge, ING Belgium NV/SA and Skandinaviska Enskilda Bank AB (Publ) as original lenders, as may have been amended and/or restated from time to time and most recently on 16 October 2024.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Impaired Agent means the Agent or the Security Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent or the Security Agent, as applicable, otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent or the Security Agent, as applicable, is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent or the Security Agent, as applicable;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

11

(ii)	the Agent or the Security Agent, as applicable, is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 9 (Form of increase confirmation).

Increase Lender has the meaning given to that term in Clause 2.2 (Increase).

Information Package means the Structure Memorandum, the CMBT Action Plan and the Financial Information Package.

Initial Conditions Precedent means the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent).

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or
12

against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Payment means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

Lender means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Listing Rules means, in relation to Nasdaq, the rules and regulations applicable to companies listed thereon that are contained in its listed company manual, or in the case of the Norwegian SE, the rules and regulations applicable to companies admitted to trading on a regulated market operated by the Norwegian SE as are set out in the applicable Euronext Oslo Børs Rule Books, the Norwegian Securities Trading Act (Nw. verdipapirhandelloven) and ancillary regulations, any EU regulations that are applicable in respect of companies admitted to trading on a regulated market operated by the Norwegian SE and any other rules or regulations required for the admission of securities to, and continued trading on, such regulated markets.

LMA means the Loan Market Association.

Loan means a SPA Acquisition Bridge Facility Loan or an Additional Share Purchase Facility Loan.

Lookback Period means the number of days specified as such in the Reference Rate Terms.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

Majority Shareholder means any two or more persons acting in concert or any individual person:

(a)	owning legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or voting rights of the Borrower; or
(b)	that has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower.

Margin means the percentage per annum set out below in the column opposite that range:

13

Period	Margin per cent. per annum
From the date of this Agreement to (but excluding) the date falling 6 Months after the date of this Agreement	3.00
From the date falling 6 Months after the date of this Agreement to (but excluding in case of an Extension) the date falling 9 Months after the date of this Agreement	3.50
Subject to the First Extension being exercised, from the date falling 9 Months after the date of this Agreement to (but excluding) the date falling 12 Months after the date of this Agreement	3.75
Subject to the First Extension being exercised, from the date falling 12 Months after the date of this Agreement to (but excluding) the date falling 15 Months after the date of this Agreement	4.50
Subject to the Second Extension being exercised, from the date falling 15 Months after the date of this Agreement to (but excluding) the date falling 18 Months after the date of this Agreement	5.00
Subject to the Second Extension being exercised, from the date falling 18 Months after the date of this Agreement to the Termination Date	5.50

However, while an Event of Default has occurred and as long as it is continuing, the Margin for each Loan shall be the highest percentage per annum set out above.

Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock means “margin stock” or “margin securities” as defined in the Margin Regulations.

Market Disruption Rate means the rate (if any) specified as such in the Reference Rate Terms.

14

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, assets, condition (financial or otherwise) or prospects of (i) the Group taken as a whole; or
(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Material Non-Public Information means information regarding Target and/or its subsidiaries that is not generally available to the public and that a reasonable investor would likely consider important in deciding whether to buy or sell shares issued by the Target.

MergeCo means CMB.TECH Bermuda Ltd., an exempted company limited by shares incorporated under the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, registered with the Bermuda Registrar of Companies under registration number 202504541.

Merger means the triangular merger under Bermuda law between MergeCo (as surviving entity) and the Target, as described in the Structure Memorandum.

Merger Agreement has the meaning given to that term in paragraph (i) of Clause 19.3 (Information: miscellaneous).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms.

Nasdaq means Nasdaq Global Select Market segment operated by Nasdaq, Inc.

Non-Cooperative Jurisdiction means a tax heaven country, a low-tax jurisdiction, within the meaning of Article 307, §1/2 of the Belgian Income Tax Code or any successor provision.

Norwegian SE means Euronext Oslo Børs, a regulated market operated by the Oslo Stock Exchange.

Obligor means the Borrower or a Guarantor.

Obligors' Agent means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

Original Financial Statements means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2023;
(b)	in relation to the Target, its consolidated audited financial statements for the financial year ended 31 December 2023;
(c)	in relation to each Obligor (other than the Borrower and MergeCo), its audited financial statements for the financial year ended 31 December 2023; and
15

(d)	in relation to any other Obligor, its financial statements delivered to the Agent as required by Clause 23 (Changes to the Obligors).

Original Obligor means the Borrower or an Original Guarantor.

Original Termination Date means:

(a)	in relation to the SPA Acquisition Bridge Facility, the date falling nine (9) Months after the date of this Agreement; and
(b)	in relation to the Additional Share Purchase Facility, the date falling nine (9) Months after the date of this Agreement.

Participating Member States means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Perfection Requirements means the making or procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Finance Document (and/or any Security created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Finance Document.

Permitted Convertible Bond means one or more convertible bonds issued by the Borrower, provided that the convertible bond(s) have the following characteristics:

(a)	the bondholder is granted an option to convert the bond into shares of the Borrower;
(b)	the maturity date of the convertible bonds falls at least 3 months after the Termination Date (including the Extensions); and
(c)	the proceeds are used in prepayment of the Facilities.

Permitted Holders means each of (i) CMB NV, (ii) Saverco NV and (iii) Marc Saverys, his direct lineal descendants, the personal estate of any of them and any trust or similar entity created for the sole benefit of any of those persons or their estates and family (and, as may be the case, any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates.

Permitted Take-Out Financing means each of the Target Fleet Refinancing Facilities, the Permitted Convertible Bond and any other take-out debt financing, debt capital market instrument or debt instrument qualifying as equity not used for the ordinary course of business or ship financing.

Permitted Transaction means the acquisition of the Target by the Borrower following the SPA Acquisition, the Takeover Acquisition, the Merger, the Contribution, the Restructuring and any other intermediary or subsequent steps, in each case as set out in and in accordance with the Structure Memorandum, as well as any other transaction which will result in a (p)repayment of the Facilities or the Facilities under and as defined in the Helios Bridge Facilities Agreement.

Qualifying Lender has the meaning given to that term in Clause 12 (Tax Gross Up and Indemnities).

Reference Rate Supplement means a document which:

(a)	is agreed in writing by the Borrower and the Agent (acting on the instructions of the Majority Lenders);

16

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and
(c)	has been made available to the Borrower and each Finance Party.

Reference Rate Terms means the terms set out in Schedule 11 (Reference Rate Terms) or in any Reference Rate Supplement.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Market means the market specified as such in the Reference Rate Terms.

Relevant Target Shares means all Target Shares held by MergeCo (or its successor) on the date hereof or later acquired (through the SPA Acquisition, the Takeover Acquisition or otherwise).

Relevant Target Shares – DTC means Relevant Target Shares that are Target Shares – DTC.

Relevant Target Shares – Norwegian SE means Relevant Target Shares that are Target Shares – Norwegian SE.

Repeating Representations means each of the representations set out in Clause 18.1 (Status) to and including Clause 18.7 (Governing law and enforcement), Clause 18.11 (No default), paragraph (g) of Clause 18.12 (No misleading information), Clause 18.13 (Centre of main interests) to and including Clause 18.16 (No proceedings), Clause 18.18 (No breach of laws) to and including Clause 18.23 (DAC6) and Clause 18.25 (Good title to assets) to and including Clause 18.30 (U.S. beneficial ownership reporting).

Reporting Day means the day (if any) specified as such in the Reference Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the Reference Rate Terms.

Resignation Letter means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

Restructuring means the reflagging of the majority of the Target’s and/or SPC’s vessels to EER flags and the merger of the SPCs into a single entity (the Super SPC), in preparation of the intended merger of the Super SPC into MergeCo, and of MergeCo into CMB.TECH Belgium NV.

RFR means the rate specified as such in the Reference Rate Terms.

RFR Banking Day means any day specified as such in the Reference Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Rule 144 means 17 C.F.R. § 230.144 (persons deemed not to be engaged in a distribution and therefore not underwriters) promulgated under the Securities Act.

Sanctioned Country has the meaning given to that term in Clause 18.22 (Sanctions).

Sanctioned Person has the meaning given to that term in Clause 18.22 (Sanctions).

17

Sanctions means any economic, financial or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the US Department of Treasury's Office of Foreign Assets Control (OFAC), the US Department of State, the United Nations Security Council, the United Kingdom Government (including His Majesty's Treasury of the United Kingdom, the Foreign Commonwealth & Development Office and the Department for Business, Energy & Industrial Strategy), the Bermuda Government’s Financial Sanctions Implementation Unit, the European Union, any member state of the European Union, the Kingdom of Norway or any other relevant sanctions authority.

Sanctions Event means:

(a)	any representation contained in Clause 18.22 (Sanctions) made or deemed to be made by an Obligor is or proves to have been incorrect or misleading when made or deemed to be made;
(b)	any undertaking in Clause 20.18 (Sanctions) including any information undertaking, relating to Sanctions is not complied with;
(c)	any Sanctions Relevant Person is or becomes a Sanctioned Person; and/or
(d)	an act or omission of a Sanctions Relevant Person or any other event relating to the Finance Documents which is likely to result in a Lender or any of its Affiliates violating any Sanctions or otherwise could result in a Lender or any of its Affiliates becoming a Sanctioned Person.

Sanctions Relevant Person means:

(a)	the Borrower and/or each member of the Group and/or the Target Group; and
(b)	each of their relevant directors, officers, affiliates, agents and employees (other than any crew members).

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Security means a mortgage (hypotheek/hypothèque), a ship mortgage (scheepsverband/mortgage), pledge (pand/nantissement), mandate (mandaat/mandat) to grant a mortgage, a pledge or any other real security, privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud/réserve de propriété), any real security (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) or any other in rem security interest securing any obligation of any person or any other agreement or arrangement having a similar effect under any applicable law.

Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

Share Purchase Agreement means the share sale and purchase agreement dated on or about the date of this Agreement between MergeCo as purchaser and Hemen Holding Limited as seller in respect of all Hemen Holding Limited’s Target Shares.

Ship means any ship owned by an Obligor.

SPA Acquisition means the acquisition by MergeCo of Hemen Holding Limited’s Target Shares (being 40.8% of all Target Shares (excluding the treasury shares)) pursuant to the Acquisition

18

Documents, it being understood that the Borrower shall pay, on behalf of MergeCo, an aggregate purchase price of USD 1,178,960,447.70 for such Target Shares (being USD 14.49 / Target Share).

SPA Acquisition Bridge Facility means the term loan bridge facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

SPA Acquisition Bridge Facility Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “SPA Acquisition Bridge Facility Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other SPA Acquisition Bridge Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(b)	in relation to any other Lender, the amount of any SPA Acquisition Bridge Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

SPA Acquisition Bridge Facility Loan means a loan made or to be made under the SPA Acquisition Bridge Facility or the principal amount outstanding for the time being of that loan.

SPA Acquisition Costs means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Borrower and/or MergeCo in connection with, or incidental to, the Share Purchase Agreement, the SPA Acquisition and the Finance Documents or the reimbursement of such fees, costs and expenses, stamp, registration and other Taxes by the Borrower.

SPA Acquisition Conditions Precedent means the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

SPA Closing Date means the date of first utilisation under the SPA Acquisition Bridge Facility.

SPC has the meaning given to that term in the definition “Target Fleet Refinancing Facilities Multilender”.

Specified Event of Default means an Event of Default under:

(a)	Clause 21.1 (Non-payment);
(b)	Clause 21.6 (Insolvency);
(c)	Clause 21.7 (Insolvency proceedings);
(d)	Clause 21.8 (U.S. Bankruptcy Laws); and
(e)	paragraph (b) of Clause 21.10 (Unlawfulness).

Specified Time means a day or time determined in accordance with Schedule 8 (Timetables).

Structure Memorandum means the structure paper entitled "High-Level Structure Memorandum" and dated 4 March 2025 prepared by Argo Law delivered to the Agent under Clause 4.1 (Initial conditions precedent).

19

Subordination Agreement means the subordination agreement dated on or about the date of this Agreement between the Borrower, MergeCo and the Agent subordinating any claim of the Borrower on MergeCo.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

Super SPC has the meaning given to that term in the definition “Restructuring”.

Swap Obligation means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Syndication Letter means the syndication letter dated on or about the date of this Agreement between the Borrower, the Arrangers, the Coordinator, the Agent and the Security Agent.

Takeover means the acquisition of all of the Target Outstanding Shares through the Merger and as a result of which, shareholders of the Target have received shares in MergeCo which have been subsequently contributed (in kind) into the equity of the Borrower (via an exchange agent) in exchange for shares in the Borrower.

Takeover Acquisition means the acquisition under the Takeover.

Takeover Closing Date means the date on which the Takeover completion (including the exchange for shares in the Borrower) has occurred.

Target means Golden Ocean Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda with its registered office at Front Ocean Management Ltd., 4th Floor, Par-la-Ville Place, 14 Par-la-Ville Place, Hamilton, Pembroke, HM 08, Bermuda, registered with the Bermuda Registrar of Companies under registration number 22353.

Target Change of Control means:

(a)	as from the SPA Closing Date, the Borrower no longer holding, directly or indirectly, 40.8 per cent. of the issued share capital (excluding the treasury shares) or voting rights of the Target and 100 per cent. of the issued share capital or voting rights of MergeCo (or any of its successors); or
(b)	as from the Takeover Closing Date, the Borrower no longer holding, directly or indirectly, 100 per cent. of the issued share capital or voting rights of MergeCo.

Target Fleet Refinancing means the refinancing of vessels owned by and/or operated by the Target or the SPCs under the Target Fleet Refinancing Facilities, where the amount of the refinancing could, directly or indirectly, be partially used in prepayment of all existing debt of the Target (circa USD 1,250,000,000).

Target Fleet Refinancing Facilities means each of the Target Fleet Refinancing Facilities HCOB and the Target Fleet Refinancing Facilities Multilender.

Target Fleet Refinancing Facilities HCOB means a USD 120,000,000 facility made available to the Borrower by 31 December 2025 at the latest by HCOB for the purpose refinancing vessels operated by the Target, including payments in the framework of the SFL purchase options.

20

Target Fleet Refinancing Facilities Multilender means a USD 2,000,000,000 facilities underwritten by Nordea Bank Abp, Filial I Norge, BNP Paribas NV/SA, Crédit Agricole Corporate and Investment Bank and Société Générale to be made available to the Target shortly after the SPA Closing Date, to be (partially) on-lent by the Target to the Target’s special purpose companies (the SPCs) for the purpose of an (increased) refinancing of the vessels owned by the SPC’s and consisting of the following tranches:

(a)	a first tranche of USD 1,250,000,000 (drawn shortly after SPA Closing Date) (the First Tranche), and
(b)	a top-up tranche of USD 750,000,000 (drawable at or shortly after the refinancing of the vessels owned by the SPCs) (the Top-Up Tranche).

Target Group means the Target and its Subsidiaries for the time being.

Target Outstanding Shares means all or part of the then outstanding shares in the Target (other than the treasury shares at the date of completion of the Takeover) at the time of the Takeover not held, directly or indirectly, by MergeCo.

Target Shares means any shares in the Target.

Target Shares – DTC means Target Shares that trade on Nasdaq and settle through DTC.

Target Shares – Norwegian SE means Target Shares that trade on Norwegian SE and settle through Euronext Securities Oslo (VPS).

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means, subject to Clause 2.4 (Extension option), the Original Termination Date.

Top-Up Tranche has the meaning given to that term in the definition “Target Fleet Refinancing Facilities Multilender, which could, directly or indirectly, be applied in prepayment of the Facilities in accordance with Clause 7 (Prepayment and Cancellation).

Total Additional Share Purchase Facility Commitments means the aggregate of the Additional Share Purchase Facility Commitments, being USD 250,000,000 at the date of this Agreement

Total Commitments means the aggregate of the Total Additional Share Purchase Facility Commitments and the Total SPA Acquisition Bridge Facility Commitments, being USD 1,400,000,000 at the date of this Agreement.

Total SPA Acquisition Bridge Facility Commitments means the aggregate of the SPA Acquisition Bridge Facility Commitments, being USD 1,150,000,000 at the date of this Agreement.

Transaction Document means each of the Finance Documents, the Acquisition Documents, the Merger Agreement and any other document designated as such by the Agent and the Borrower.

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Documents means (i) the security agreements listed in paragraphs 2 (c), (d) and (e) of Part 1 of Schedule 2 (Conditions Precedent), (ii) paragraphs (a) and (b) of Clause 20.34

21

(Conditions subsequent) and (iii) any document required to be delivered to the Agent under paragraph 2(b) of Part 3 of Schedule 2 (Conditions Precedent), together with any other document entered into by any Obligor or any other person creating or expressed to create Security over all or any part of its assets in respect of the obligations of any or all of the Obligors under any of the Finance Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Transfer Certificate.

Transfer Restrictions means, with respect to the Relevant Target Shares, any condition to or restriction on the ability of the owner or chargee thereof to charge, sell, assign or otherwise transfer such Relevant Target Shares or enforce the provisions thereof or of any document related thereto whether set forth in such Relevant Target Shares or in any document related thereto, including, without limitation:

(a)	any requirement that any sale, assignment or other transfer or enforcement for such Relevant Target Shares be subject to any volume limitations or be consented to or approved by any person, including, without limitation, the Target or any other obligor thereon;
(b)	any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Relevant Target Shares;
(c)	any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for such Relevant Target Shares, prior to the sale, pledge, assignment or other transfer or enforcement of such Relevant Target Shares;
(d)	any registration or qualification requirement or prospectus delivery requirement for such Relevant Target Shares pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such Relevant Target Shares being a "restricted security" or the Borrower being an "affiliate" of the Target, as such terms are defined in Rule 144(a));
(e)	any condition to or restriction on the ability of a potential purchaser, assignee, pledgee or transferee to acquire such Relevant Target Shares from the holder thereof; and
(f)	any legend or other notification appearing on any certificate representing such Relevant Target Shares to the effect that any such condition or restriction exists,

provided, however, that any such condition or restriction arising under the Finance Documents shall not constitute a "Transfer Restriction".

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

U.S. means the United States of America.

U.S. Bankruptcy Law means the U.S. Bankruptcy Code, as amended, or any other U.S. federal or state bankruptcy, insolvency or similar law.

22

USD or dollars means the lawful currency of the United States of America.

Utilisation Date means the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the Agent, the Security Agent, the Arranger, the Coordinator, any Finance Party, any Hedge Counterparty, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)	assets includes present and future properties, revenues and rights of every description;
(iii)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(vii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(viii)	a time of day is a reference to Brussels time.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.
23

(e)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)	any replacement page of that information service which displays that rate; and
(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

(f)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
(g)	Any Reference Rate Supplement overrides anything in:
(i)	Schedule 11 (Reference Rate Terms); or
(ii)	any earlier Reference Rate Supplement.
(h)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(i)	Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 13 (Cumulative Compounded RFR Rate), as the case may be; or
(ii)	any earlier Compounding Methodology Supplement.
1.3	Belgian terms
(a)	In this Agreement, where it relates to any Belgian entity or Security, a reference to:
(i)	gross negligence means zware fout/faute grave;
(ii)	wilful misconduct means opzet/intention;
(iii)	a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer includes any vereffeningsdeskundige/praticien de la liquidation, herstructureringsdeskundige/praticien de la réorganisation, curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, voorlopig bewindvoerder/administrateur provisoire, gerechtelijke bewindvoerder/administrateur judiciare, mandataris ad hoc/mandataire ad hoc, ondernemingsbemiddelaar/médiateur d'entreprise, as applicable;
(iv)	a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);
(v)	a suspension of payments, moratorium of any indebtedness or reorganisation includes any of those terms in the context of any gerechtelijke reorganisatie/réorganisation judiciaire, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire, staking van betaling/cessation de paiements or any other legal proceeding based on Book XX, Title V/I (Insolventie van Ondernemingen/Insolvabilité des entreprises – Gerechtelijke reorganisatie / Réorganisation judiciaire) or Title V/II (Insolventie van Ondernemingen/Insolvabilité des entreprises – Overdracht onder gerechtelijk gezag/Transfert sous autorité judiciaire) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);
24

(vi)	commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) with one or more of its creditors pursuant to Book XX, Title IV (Minnelijk akkoord buiten gerechtelijke reorganisatie/Accord amiable hors réorganisation judiciaire), Book XX, Title V/1, Chapter 1 (Openbare gerechtelijke reorganisatie door een minnelijk akkoord/ Réorganisation judiciaire publique par accord amiable), or Book XX, Title V/1, Chapter 4, Section 2 (Besloten gerechtelijke reorganisatie door een minnellijk akkoord/Réorganisation judiciaire privée par accord amiable) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);
(vii)	a composition, compromise, assignment or arrangement includes a settlement agreement outside judicial reorganisation (minnelijk akkoord buiten gerechtelijke reorganisatie/accord amiable hors réorganisation judiciaire), a judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par un accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, or besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par un accord collectif), or a transfer under judicial authority (overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire) pursuant to Book XX, Titles IV, V/I or V/II of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique), as applicable;
(viii)	winding up, administration or dissolution includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, besloten voorbereiding van het faillissement/préparation privée d’une faillite and sluiting van een onderneming/fermeture d'une enterprise;
(ix)	insolvency includes any insolventieprocedure/procedure d'insolvabilité, gerechtelijke reorganisatie/réorganisation judiciaire, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire, besloten voorbereiding van het faillissement/préparation privée d’une faillite faillissement/faillite and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);
(x)	an expropriation, attachment, sequestration, distress, execution or analogous process includes any uitvoerend beslag/saisie exécutoire, sekwester/séquestre and bewarend beslag/saisie conservatoire;
(xi)	an amalgamation, demerger, merger, consolidation or corporate reconstruction includes a overdracht van algemeenheid/transfert d'universalité, overdracht van bedrijfstak/transfert de branche d'activité, splitsing/scission and fusie/fusion and an assimilated transaction (gelijkgestelde verrichting/opération assimilée) in accordance with the Belgian Code of Companies and Associations;
(xii)	a ship mortgage means a scheepshypotheek/hypothèque maritime;
(xiii)	the Belgian Civil Code means the Belgian oud Burgerlijk Wetboek/ancien Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the Wet van 13 april 2019 tot invoering van een Burgerlijk Wetboek en tot invoeging van boek 8 "Bewijs" in dat Wetboek/Loi de 13 avril 2019 portant création d'un Code civil et y insérant un livre 8 « La preuve », as amended from time to time;
25

(xiv)	the Belgian Code of Companies and Associations means the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time;
(xv)	constitutional documents means the incorporation deed and the most recently (coordinated) version of its articles of association;
(xvi)	the Royal Decree implementing the Belgian Income Tax Code means the Koninklijk Besluit tot uitvoering van het Wetboek van de inkomstenbelastingen 1992 /Arrêté royal d'exécution du Code des impôts sur les revenus 1992, as amended from time to time; and
(xvii)	an entity being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such Borrower has its statutory seat in Belgium.
(b)	Each Party agrees to waive Article 5.74 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under Article 5.74 of the Belgian Civil Code. Each Party agrees that this waiver and agreement applies to all Finance Documents governed by Belgian law.
(c)	To the extent Belgian law governs the Parties’ non-contractual obligations and to the fullest extent permitted by law, each Party expressly and irrevocably waives (for itself and on behalf of any of its Affiliates) any non-contractual claim or right it may have against each other Party pursuant to article 6.3, §1 of the Belgian Civil Code in respect of any breach by a Party of any of its obligations under the Finance Documents.
(d)	To the fullest extent permitted by law, each Party expressly and irrevocably waives (for itself and on behalf of any of its affiliates) any non-contractual claim and right it may have against any Auxiliaries of each other Party pursuant to article 6.3, §2 of the Belgian Civil Code in connection with the Finance Documents. For the purposes hereof, Auxiliary means any person or entity who performs (in whole or in part) any obligation of a Party, is engaged in relation to the performance of any obligation under the Finance Documents, or represents a Party in connection with the Finance Documents (whether in its own name and/or for its own account, or in the name and/or for the account of a Party), including auxiliaries (hulppersonen/auxiliaires) of a Party as referred to in article 6.3, §2 of the Belgian Civil Code. This includes any affiliate, director, officer, board member, manager, employee, founder, member, partner, shareholder, associate, volunteer, agent, attorney, advisor or contractor of a Party. For the avoidance of doubt, this definition also includes any subsequent tiers of such auxiliaries, including any secondary, tertiary, or further removed auxiliaries, irrespective of their level or order in the chain of appointment.
(e)	Paragraphs (c) and (d) above shall not apply to non-contractual claims or rights in respect of any breach by a Party or by any Auxiliaries of each other Party that constitutes either (i) a breach of its general duty of care obligation, provided that the resulting damage is different from the damage attributable to the wrongful performance of contractual obligations, or (ii) a criminal offence.
1.4	Third Party Rights
(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.
(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
26

(c)	Any person described in paragraph (b) of Clause 25.11 (Exclusion of liability) may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
2.	The Facilities
2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)	a term loan bridge facility in an aggregate amount equal to the Total SPA Acquisition Bridge Facility Commitments; and
(b)	a term loan bridge facility in an aggregate amount equal to the Total Additional Share Purchase Facility Commitments.
2.2	Increase
(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling ten (10) Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of Clause 7.11 (Right of replacement or repayment and cancellation in relation to a single Lender); or
(ii)	the Commitments of a Lender in accordance with:
(A)	Clause 7.1 (Illegality); or
(B)	Paragraph (a) of Clause 7.11 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more Eligible Institutions (each an Increase Lender) selected by the Borrower (each of which shall not be a member of the Group or the Target Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;
(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(iii)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(iv)	the Commitments of the other Lenders shall continue in full force and effect; and
27

(v)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) are satisfied.
(b)	An increase in the Commitments relating to a Facility will only be effective on:
(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.
(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(d)	The Borrower shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2 (Increase).
(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 22.4 (Transfer fee) if the increase was a transfer pursuant to Clause 22.6 (Procedure for transfer) and if the Increase Lender was a New Lender.
(f)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.
(g)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
(h)	Clause 22.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that Increase Lender; and
(iii)	a re-transfer were references to a transfer.
2.3	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
28

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.
(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.4	Extension options
(a)	The Borrower may request that the Termination Date applicable to each of the SPA Acquisition Bridge Facility and the Additional Share Purchase Facility be extended, subject to the terms of this Clause 2.4, by delivering to the Agent an Extension Request not less than 10 Business Days before the Original Termination Date, for a further period of six (6) Months (the First Extension, the Original Termination Date extended by the First Extension, the Extended Termination Date).
(b)	Following the delivery of an Extension Request in accordance with paragraph (a) above, the Termination Date applicable to each of the SPA Acquisition Bridge Facility and the Additional Share Purchase Facility will be extended by the First Extension provided that:
(i)	no Default has occurred and is then continuing or would occur as a result of the First Extension;
(ii)	at the time of delivery of the Extension Request and at the Original Termination Date, the Repeating Representations to be made by each Obligor are correct in all material respects; and
(iii)	the Borrower has paid three (3) Business Days before the Original Termination Date to the Agent (for the account of the Lenders pro rata) an extension fee equal to 0.50 per cent. of the aggregate amount of the Total Commitments being extended.
(c)	The Borrower may request that the Extended Termination Date applicable to each of the SPA Acquisition Bridge Facility and the Additional Share Purchase Facility be extended, subject to the terms of this Clause 2.4, by delivering to the Agent an Extension Request not less than 10 Business Days before the Extended Termination Date, for a further period of six (6) Months (the Second Extension, together with the First Extension, the Extensions).
(d)	Following the delivery of an Extension Request in accordance with paragraph (c) above, the Extended Termination Date applicable to each of the SPA Acquisition Bridge Facility and the Additional Share Purchase Facility will be extended by the Second Extension provided that:
(i)	no Default has occurred and is then continuing or would occur as a result of the Second Extension;
(ii)	at the time of delivery of the Extension Request and at the Extended Termination Date, the Repeating Representations to be made by each Obligor are correct in all material respects; and
(iii)	the Borrower has paid three (3) Business Days before the Extended Termination Date to the Agent (for the account of the Lenders pro rata) an extension fee equal to 0.75 per cent. of the aggregate amount of the Total Commitments being extended.
(e)	An Extension always applies to each of the SPA Acquisition Bridge Facility and the Additional Share Purchase Facility.
(f)	An Extension Request shall be irrevocable.
29

(g)	The Agent shall promptly notify each Lender of any such Extension Request.
2.5	Obligors' Agent
(a)	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.
3.	Purpose
3.1	Purpose
(a)	The Borrower shall apply all amounts borrowed by it under the SPA Acquisition Bridge Facility towards:
(i)	the financing of the SPA Acquisition; and
(ii)	the financing of the SPA Acquisition Costs.
(b)	The Borrower shall apply all amounts borrowed by it under the Additional Share Purchase Facility towards financing of the acquisition of up to 18,337,918 ordinary shares in the Target (including the treasury shares) (i) in open market purchases on and through the applicable stock exchanges (including, for the avoidance of doubt, any multilateral trading facilities), (ii) through other large off-market block transactions, (iii) through cash and/or physically settled derivatives instruments having the shares in the Target as underlying or (iv) through equity swaps into shares in the Target.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

30

4.	Conditions of Utilisation
4.1	Initial conditions precedent
(a)	The Borrower may not deliver a Utilisation Request, and the Lenders will not be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Loan, unless on or before the Utilisation Date for that utilisation the Agent has received the Initial Conditions Precedent and the SPA Acquisition Conditions Precedent in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a proposed Loan, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;
(b)	no Sanctions Event is continuing or would result from the proposed Loan; and
(c)	the Repeating Representations to be made by each Obligor are true in all material respects.
4.3	Maximum number of Loans
(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Loan:
(i)	more than 1 SPA Acquisition Bridge Facility Loan would be outstanding; or
(ii)	more than 10 Additional Share Purchase Facility Loans would be outstanding.
(b)	The Borrower may not request that a Loan be divided.
5.	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency); and
31

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency

The currency specified in a Utilisation Request must be USD.

5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
(c)	The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan, in each case by the Specified Time.
5.5	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the relevant Availability Period.

6.	Repayment

The Borrower shall repay the Loans in full on the Termination Date applicable to the relevant Facility.

7.	Prepayment and Cancellation
7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrower, each Available Commitment of that Lender will be immediately cancelled; and
(c)	to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.11 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall immediately be cancelled in the amount of the participations repaid.
7.2	Sanctions

Without prejudice to a Lender`s right under Clause 7.1 (Illegality) if a Sanctions Event occurs:

32

(a)	the Borrower or the relevant Lender upon becoming aware of such event shall promptly notify the Agent thereof, which shall promptly thereafter notify each Lender and the Borrower as relevant thereof;
(b)	no Lender shall be obliged to participate in any Loan; and
(c)	each Lender may at any time by notice to the Agent and the Borrower;
(i)	cancel its Commitment(s) with immediate effect; and
(ii)	may also to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.11 (Right of replacement or repayment and cancellation in relation to a single Lender) by such notice demand the Borrower to immediately repay that Lender’s participation in the Loans together with accrued interest, and all other amounts accrued to it under the Finance Documents at the date, specified by the Lender in the notice delivered to the Agent and the Borrower, on the date specified by the Lender in the notice delivered to the Agent (being, no earlier than five (5) Business Days before the last day of any applicable grace period permitted by law including any general license or other exception to Sanctions).
7.3	Change of control

Upon the occurrence of a Borrower Change of Control or, as from the SPA Closing Date, a Target Change of Control:

(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;
(b)	a Lender shall not be obliged to fund a Loan; and
(c)	the Facilities will be cancelled and all outstanding Loans, together with accrued interest, and all other amounts due under the Finance Documents, shall become immediately due and payable.
7.4	Mandatory Prepayment – Distributions
(a)	If the Borrower receives any Distribution from MergeCo, the Borrower shall prepay the Loans, in accordance with Clause 7.8 (Application of mandatory prepayments and cancellations) together with accrued interest on the amount prepaid and any related Break Costs, promptly after the date of receipt of such Distribution, in an amount equal to the amount of the Distribution.
(b)	If MergeCo receives any Distribution from the Target, the relevant Obligors shall ensure that such Distribution is, directly or indirectly, upstreamed to the Borrower in order to prepay the Loans in accordance with paragraph (a) above.
7.5	Mandatory Prepayment – Free Liquid Assets
(a)	The Borrower shall prepay (and shall procure that all Net Cash Disposal Proceeds received by any Obligor are upstreamed to the Borrower to prepay) the Loans, in accordance with Clause 7.8 (Application of mandatory prepayments and cancellations) together with accrued interest on the amount prepaid and any related Break Costs, in an amount equal to the following amounts promptly after the date of receipt any Net Cash Disposal Proceeds:
(i)	if the Pro Forma Free Liquid Assets is more than the lower of (a) USD 450,000,000 and (b) the sum of the threshold amount calculated on the same basis as the calculation under
33

paragraph (a)(ii) of Clause 20.14 (Financial covenants) and USD 100,000,000) (the Applicable Liquidity Threshold), up to 100% of the Net Cash Disposal Proceeds provided that the Free Liquid Assets immediately following such prepayment does not fall below the Applicable Liquidity Threshold; and

(ii)	for the avoidance of doubt, if the Pro Forma Free Liquid Assets is equal to or less than the Applicable Liquidity Threshold, 0% of the Net Cash Disposal Proceeds.
(b)	For the purposes of this Clause 7.5:

Net Cash Disposal Proceeds means all disposal proceeds effectively received by any Obligor after deducting:

(i)	any reasonably justified and documented expenses which are incurred by any Obligor with respect to that disposal to persons who are not members of the Group;
(ii)	any Tax incurred and required to be paid by the seller in connection with that disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance; and
(iii)	any amounts used for mandatory prepayment under any Financial Indebtedness of such Obligor.

Pro Forma Free Liquid Assets means Free Liquid Assets including the aggregate amount of Net Cash Disposal Proceeds to be received by any Obligor, as calculated on a pro forma basis at the date of receipt of the relevant Net Cash Disposal Proceeds.

7.6	Mandatory Prepayment – Permitted Take-Out Financing
(a)	If any Obligor receives any net cash proceeds resulting from any Permitted Take-Out Financing (the Net Cash Proceeds), the relevant Obligor shall ensure that such Net Cash Proceeds are, directly or indirectly, upstreamed to the Borrower in order to prepay the Loans in accordance with paragraph (b) below.
(b)	If the Borrower receives any Net Cash Proceeds, the Borrower shall prepay the Loans, in accordance with Clause 7.8 (Application of mandatory prepayments and cancellations) together with accrued interest on the amount prepaid and any related Break Costs, promptly after the date of receipt of such Net Cash Proceeds, in an amount equal to the amount of the Net Cash Proceeds.
7.7	Mandatory Prepayment – Acquisition Proceeds
(a)	For the purposes of this Clause 7.7:

Acquisition Proceeds means the proceeds of a claim (a Recovery Claim) which are effectively received from a vendor under the Acquisition Documents or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or from the provider of any report in relation to the SPA Acquisition (in its capacity as a provider of that report) except for Excluded Acquisition Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and
34

(ii)	any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

Excluded Acquisition Proceeds means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or
(ii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 180 days, or such longer period as the Majority Lenders may agree) after receipt.

(b)	The Borrower shall prepay the Loans, in accordance with Clause 7.8 (Application of mandatory prepayments and cancellations) together with accrued interest on the amount prepaid and any related Break Costs, in an amount equal to the amount of the Acquisition Proceeds, promptly after the date of receipt of such Acquisition Proceeds.
7.8	Application of mandatory prepayments and cancellations
(a)	A prepayment under Clause 7.4 (Mandatory Prepayment – Distributions), Clause 7.5 (Mandatory Prepayment – Free Liquid Assets), Clause 7.6 (Mandatory Prepayment – Permitted Take-Out Financing) and Clause 7.7 (Mandatory Prepayment – Acquisition Proceeds) shall be applied to prepay the SPA Acquisition Bridge Facility Loan and the Additional Share Purchase Facility Loan pro rata.
(b)	Amounts required to be applied in accordance with this Clause shall be applied in the following order:
(i)	first, in prepayment of Loans; and
(ii)	secondly, in cancellation of Available Commitments (and the Available Commitment of the Lenders will be cancelled rateably).
7.9	Voluntary cancellation
(a)	The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the SPA Acquisition Bridge Facility. For the avoidance of doubt, the Additional Share Purchase Facility cannot be voluntary cancelled.
(b)	Any cancellation under this Clause 7.9 shall reduce the Commitments of the Lenders rateably.
7.10	Voluntary prepayment
(a)	The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the outstanding Loan by a minimum amount of USD 5,000,000).
35

(b)	A Loan may only be prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).
7.11	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment(s) of that Lender shall be immediately reduced to zero.
(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan and that Lender's corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.
(d)	If:
(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)	the Borrower becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Borrower may, on 15 days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest to the extent that the Agent has given a notification under Clause 22.10 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
36

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
(g)	(i)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting lender, give the Agent ten (10) Business Days' notice of cancellation of each Available Commitment of that Lender.
(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately by reduced to zero.
(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.
7.12	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty, except for a prepayment under paragraph (a) of Clause 7.4 (Mandatory Prepayment – Distributions), paragraph (a) of Clause 7.5 (Mandatory Prepayment – Free Liquid Assets), paragraph (b) of Clause 7.6 (Mandatory Prepayment – Permitted Take-Out Financing) or paragraph (b) of Clause 7.7 (Mandatory Prepayment – Acquisition Proceeds) whereby the amount prepaid shall include principal, accrued interest on the principal prepaid and any relevant Break Costs.
(c)	The Borrower may not re-borrow any part of a Facility which is prepaid.
(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)	If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid, an amount of that Lender's Commitments (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.
7.13	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.3 (Change of control), Clause 7.4 (Mandatory Prepayment – Distributions), Clause 7.5 (Mandatory Prepayment – Free Liquid Assets), Clause 7.6 (Mandatory Prepayment – Permitted Take-Out Financing), Clause 7.7 (Mandatory Prepayment –

37

Acquisition Proceeds) or Clause 7.10 (Voluntary prepayment) shall be applied pro rata to each Lender's participation in that Loan.

8.	Interest
8.1	Calculation of interest
(a)	The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i)	Margin; and
(ii)	Compounded Reference Rate for that day.
(b)	If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.
8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.
(b)	To the extent permitted by applicable law, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notifications
(a)	The Agent shall promptly upon an Interest Payment being determinable notify:
(i)	the Borrower of that Interest Payment;
(ii)	each relevant Lender of the proportion of that Interest Payment which relates to that Lender's participation in the relevant Loan; and
(iii)	the relevant Lenders and the Borrower of:
(A)	each applicable rate of interest relating to the determination of that Interest Payment; and
(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.

This paragraph (a) shall not apply to any Interest Payment determined pursuant to Clause 10.3 (Cost of funds).

38

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
(c)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which Clause 10.3 (Cost of funds) applies.
(d)	This Clause 8.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
9.	Interest Periods
9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.
(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be the period specified in the Reference Rate Terms.
(d)	Subject to this Clause 9, the Borrower may select an Interest Period of any period specified in the Reference Rate Terms or any other period agreed between the Borrower, the Agent and all Lenders in relation to the relevant Loan, provided that an Interest Period of one (1) week may not be selected more than 5 times over the lifetime of the Facilities.
(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.
(f)	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(g)	No Interest Period shall be longer than six Months.
9.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the Reference Rate Terms shall apply to each Interest Period.

9.3	Consolidation of Loans

If two or more Interest Periods end on the same date, those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	Changes to the Calculation of Interest
10.1	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and
(b)	"Cost of funds will apply as a fallback" is specified in the Reference Rate Terms,

39

Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms; and
(b)	before the Reporting Time the Agent receives notifications from a Lender or Lenders (whose participation in a Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds
(a)	If this Clause 10.3 applies to a Loan for an Interest Period, Clause 8.1 Calculation of interest shall not apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the applicable Margin; and
(ii)	the average rate notified to the Agent by the Lenders as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum their cost of funds relating to their participation in that Loan.
(b)	If this Clause 10.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)	If this Clause 10.3 applies the Agent shall, as soon as is practicable, notify the Borrower.
10.4	Break Costs
(a)	If an amount is specified as Break Costs in the Reference Rate Terms, the Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	Fees
11.1	Arrangement fee

The Borrower shall pay to the Agent (for the account of each Original Lender) an arrangement fee in the amount and at the times agreed in a Fee Letter.

40

11.2	Underwriting fee

The Borrower shall pay to the Agent (for the account of each Arranger) an underwriting fee in the amount and at the times agreed in a Fee Letter.

11.3	Commitment fee
(a)	The Borrower shall pay to the Agent (for the account of each Original Lender):
(i)	as from the date of this Agreement until the date falling 2 Months after the date of this Agreement, a fee computed at the rate of 20 per cent. of the applicable Margin; and
(ii)	thereafter, a fee computed at the rate of 35 per cent. of the applicable Margin,

in each case, on that Lender’s Available Commitments under the Additional Share Purchase Facility for the Availability Period applicable to the Additional Share Purchase Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
11.4	Coordination fee

The Borrower shall pay to the Coordinator (for its own account) a coordination fee in the amount and at the times agreed in a Fee Letter.

11.5	Agency fee

The Borrower shall pay to the Agent and the Security Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.	Tax Gross Up and Indemnities
12.1	Definitions
(a)	In this Agreement:

Borrower’s Tax Jurisdiction means in relation to the Borrower, the jurisdiction in which the Borrower is incorporated.

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Qualifying Lender means, in respect of any payments made under the Finance Documents by the Borrower, a Lender which is beneficially entitled to interest payable to it and which can receive such interest without a Tax Deduction due to being:

(i)	a professional investor within the meaning of Article 105, 3° of the Royal Decree implementing the Belgian Income Tax Code, which is a company resident for tax purposes in Belgium or which is acting through a Facility Office established in Belgium with which the Loan is effectively connected, other than mentioned in (ii) below; or
41

(ii)	a credit institution within the meaning of article 105, 1°, a) of the Royal Decree implementing the Belgian Income Tax Code which is a resident for tax purposes in Belgium or which is acting through a permanent establishment in Belgium; or
(iii)	a credit institution within the meaning of article 107, §2, 5°, a), second dash of the Royal Decree implementing the Belgian Income Tax Code, that is acting through its head office and is resident for tax purposes in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area; or
(iv)	a credit institution within the meaning of article 107, §2, 5°, a), second dash of the Royal Decree implementing the Belgian Income Tax Code, that is acting through a permanent establishment which (i) itself qualifies as a credit institution within the meaning of the aforementioned article 107, §2, 5, a) second dash and (ii) is located in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area; or
(v)	a Treaty Lender.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

Treaty Lender means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty and is entitled to the benefits of such Treaty;
(ii)	does not carry on a business in Belgium through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(iii)	fulfils any conditions imposed by Belgium which must be fulfilled to benefit from an exemption from withholding tax on interest (subject to any necessary procedural formalities).

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the Borrower’s Tax Jurisdiction which makes provision for full exemption from taxation imposed by the Borrower’s Tax Jurisdiction on interest.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.
42

Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Belgium, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.
(h)	Any Lender that has become aware that it has ceased, for whatever reason, to be a Qualifying Lender shall promptly notify the Borrower of its change of status.
12.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
43

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);
(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or
(C)	relates to a FATCA Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines in good faith that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Tax credit clawback

If any Finance Party makes any payment to an Obligor pursuant to Clause 12.4 and such Finance Party subsequently certifies in good faith that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such credit, relief, remission or repayment in full, the Obligor shall reimburse such Finance Party such amount as such Finance Party determines in good faith is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by such Finance Party.

12.6	Lender status confirmation
(a)	As at the date of this Agreement, each Lender represents that (i) it is not incorporated, resident or established, or acting through a Facility Office or office with which the relevant Loan under a Finance Document is effectively connected, as the case may be, situated in a Non-Cooperative Jurisdiction and (ii) the bank account(s) to which payments to which that Lender is entitled have been or will be made, are not (a) managed or held by a person or persons incorporated, resident or established in a Non-
44

Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

(b)	As at the date of this Agreement, each Lender represents that is a Qualifying Lender.
(c)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:
(i)	not a Qualifying Lender;
(ii)	a Qualifying Lender (other than a Treaty Lender); or
(iii)	a Treaty Lender.

If a New Lender or an Increase Lender fails to indicate its status in accordance with this Clause 12.6 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.6.

(d)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, (i) whether it is incorporated, resident, established or acting through a Facility Office with which the relevant Loan under a Finance Document is effectively connected, situated in a Non-Cooperative Jurisdiction and whether (ii) the bank account(s) to which payments to which that Lender is entitled have been or will be made, are (a) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, the Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.6.
(e)	Each Lender shall notify the Agent:
(i)	if the state or territory of which it is incorporated, resident or established or where its Facility Office with which the relevant Loan under a Finance Document is effectively connected is established becomes a Non-Cooperative Jurisdiction; or
(ii)	if the bank account(s) to which payments to which that Lender is entitled has (have) been or will be made, are (a) managed by or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by a permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction, in each case at such time or during such period or in connection with such payments, as indicated by the Borrower in a request to make such notification. The Lender shall make such notification within

45

ten Business Days of demand of the Agent and the Agent shall notify the Borrower thereof within fifteen Business Days from request from the Borrower.

(f)	Each Lender shall provide to the Borrower such information as is reasonably requested by the Borrower demonstrating that it cannot be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code if:
(i)	the state or territory of which it is incorporated, resident or established or where its Facility Office is established becomes a Non-Cooperative Jurisdiction; or
(ii)	the bank account(s) to which payments to which that Lender is entitled has (have) been or will be made, are (a) managed by or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by a permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

The Lenders shall provide such information within ten Business Days following the receipt of a demand by such Borrower (which demand shall refer to this Clause 12.6). Such demand can be made by the Borrower prior to each date on which an interest is payable under a Finance Document.

12.7	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes or notarial fees payable in respect of any Finance Document except for (i) any such Tax payable in connection with any document relating to the transfer by the Finance Party of any of its rights and/or obligations under any Finance Document, except if made at a time when an Event of Default is continuing or if such transfer is performed at the request of the Borrower, and (ii) registration duties payable in case of voluntary registration of the Finance Documents by the Finance Party, or registration in accordance with the Finance Party or other voluntary action by the Finance Party to the extent such registration was not reasonably necessary to enforce, prove, maintain, establish, preserve, evidence or otherwise assert any rights of the Finance Party under the Finance Documents.

12.8	VAT
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
46

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)	Any reference in this Clause 12.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Council Directive 2006/112/EC or as implemented by the relevant European member state in its domestic VAT legislation or any other similar provision in any jurisdiction which is not a member state of the European Union).
(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
12.9	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purpose of that other Party's compliance with FATCA;
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any law, regulation or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
47

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.10	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.	Increased Costs
13.1	Increased costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of, or compliance with, Basel III, CRD IV or any other law or regulation that implements or applies Basel III or CRD IV (for the avoidance of doubt and without limitation, as amended by CRD V).
(b)	In this Agreement:
(i)	Increased Costs means:
(A)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
(B)	an additional or increased cost; or
(C)	a reduction of any amount due and payable under any Finance Document,
48

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	Basel III means:
(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
(iii)	CRD IV means EU CRD IV and UK CRD IV.
(iv)	CRD V means EU CRD V and UK CRD V.
(v)	EU CRD IV means each of (A) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and (B) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
(vi)	EU CRD V means:
(A)	Directive (EU) 2019/878 of the European Parliament and of the Council of 20 May 2019 amending Directive 2013/36/EU as regards exempted entities, financial holding companies, mixed financial holding companies, remuneration, supervisory measures and powers and capital conservation measures; and
(B)	Regulation (EU) 2019/876 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 575/2013 as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012.
(vii)	UK CRD IV means:
(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the Withdrawal Act);
49

(B)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures;
(C)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act;
(D)	CRR rules as amended, restated or re-enacted, as such term is defined in Article 144A of the Financial Services and Markets Act 2000; and
(E)	any replacement of the legislation or rules referred to in paragraphs (A) to (D) above following revocation of the relevant retained EU law in the UK, to the extent that such replacement legislation or rules replicate substantially the effect of the law, rules and policy set out in that legislation or those rules.
(viii)	UK CRD V means:
(A)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive (EU) 2019/878 of the European Parliament and of the Council of 20 May 2019 amending Directive 2013/36/EU as regards exempted entities, financial holding companies, mixed financial holding companies, remuneration, supervisory measures and powers and capital conservation measures;
(B)	Regulation (EU) 2019/876 of the European Parliament and of the Council of 20 May 2019 amending Regulation (EU) No 575/2013 as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/20 as each forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and
(C)	CRR rules as amended, restated or re-enacted, as such term is defined in Article 144A of the Financial Services and Markets Act 2000, corresponding to provisions of EU CRD V either as determined by reference to PRA documentation published pursuant to Section 5(4) of the Financial Services Act 2021 or, where a particular provision of EU CRD V did not form part of domestic law of the United Kingdom by virtue of the Withdrawal Act, which implement the same Basel III standard as the particular provision of EU CRD V.
13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
50

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax indemnity) or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied; or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).
14.	Other Indemnities
14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
(a)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(i)	the occurrence of any Event of Default or Sanctions Event;
(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);
(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the
51

provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
(b)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Takeover, the Takeover Acquisition or the SPA Acquisition or the funding of the Takeover, the Takeover Acquisition or the SPA Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Takeover, the Takeover Acquisition or the SPA Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate).
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default or a Sanctions Event;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
14.4	Indemnity to the Security Agent

The Borrower shall promptly indemnify the Security Agent against any cost, loss or liability incurred by the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default or a Sanctions Event;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
15.	Mitigation by the Lenders
15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or despite the fact that the amounts payable have been duly reported by the Obligor to the Belgian tax authorities and that the Obligor has reasonably tried to establish that the amounts payable have been made in the framework of real and genuine business transactions and to entities other than artificial constructions in the meaning of article 198, §1, 10° of the Belgian Income Tax Code, in any amount payable under a Finance Document by an Obligor not being deductible from
52

that Obligor's taxable income for Belgian tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, resident, established or acting through a Facility Office established in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party and a) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	Costs and Expenses
16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Security Agent, the Coordinator and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement,

in each case whether or not the SPA Acquisition and/or the Takeover Acquisition are successfully completed.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement in each case whether or not the SPA Acquisition and/or the Takeover Acquisition is successfully completed.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

53

17.	Guarantee and indemnity
17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or Target Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
54

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 17.
17.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

55

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.9	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and
(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11	Guarantee limitations
(a)	This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006, the provisions of the Belgian Code of Companies and Associations or any equivalent and applicable provisions under laws of the jurisdiction of incorporation of the relevant Guarantor and,
56

with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

(b)	The obligations being guaranteed by the Guarantors in connection with this Agreement (by express guarantee, grant of security or otherwise) shall not extend to any Excluded Swap Obligations.
17.12	Guarantee limitations: Belgian Guarantors
(a)	The maximum liability of a Belgian Guarantor (other than the Borrower) under this Clause 17 will be limited to the highest of:
(i)	the highest level of borrowing under this Agreement by, together with On-Lending to, the relevant Belgian Guarantor and its Subsidiaries, between the date of this Agreement and the date on which a demand is made on that Belgian Guarantor under this Clause;
(ii)	an amount equal to eighty-five per cent. (85%) of the net assets of the relevant Belgian Guarantor calculated on the basis of the latest available audited annual financial statements of that Belgian Guarantor at the date of this Agreement;
(iii)	an amount equal to eighty-five per cent. (85%) of the net assets of the relevant Belgian Guarantor calculated on the basis of the latest available audited annual financial statements of that Belgian Guarantor , increased with On-Lending to the relevant Belgian Guarantor and its Subsidiaries, in each case at the date on which a demand is made on it under this Clause.
(b)	For the purpose of paragraph (a) above:

On-Lending means, without double counting, the aggregate amount of all Loans made to any Obligor and made available by any Obligor, directly or indirectly, to a Belgian Guarantor or any of its Subsidiaries (in each case, irrespective of whether retained or on-lent by that Belgian Guarantor or its Subsidiary).

net assets means the net assets of the Belgian Guarantor as calculated in accordance with the rules under the Belgian Code of Companies and Associations to determine whether a dividend can be distributed without for this purpose deducting from its total assets any Financial Indebtedness owed by such Belgian Guarantor to another member of the Group, and, in the event of a dispute on the amount of net assets, a certificate of that amount from the statutory auditor of the Belgian Guarantor (or, if no statutory auditor is appointed or the statutory auditor refuses to issue such certificate, from an accountant appointed upon the Agent’s request by the “Instituut van de Bedrijfsrevisoren / Institut des Réviseurs d’Entreprises” shall be conclusive, save in the case of manifest error.

18.	Representations

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status
(a)	It is a corporation or company, duly incorporated, registered and validly existing under the law of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
57

18.2	Binding obligations

Subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) and Schedule 2 (Conditions Precedent):

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and
(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.
18.3	Validity, effectiveness and ranking of Security
(a)	Each Transaction Security Document does now or, as the case may be, will upon execution and delivery create, subject to the Perfection Requirements, the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.
(b)	No third party has or will have any Security over any assets that are the subject of any Transaction Security granted by it.
(c)	Subject to the Perfection Requirements, the Transaction Security granted by it to the Security Agent or any other Finance Party has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.
(d)	Any shares which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.
(e)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.
18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.
18.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

58

18.6	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party and in relation to the SPA Acquisition; and
(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.
18.7	Governing law and enforcement
(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.
(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.
18.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.7 (Insolvency proceedings); or
(b)	creditors' process described in Clause 21.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to a member of the Group or the Target Group (with respect to a member of the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information); and none of the circumstances described in Clause 21.6 (Insolvency) applies to a member of the Group and the Target Group (with respect to a member of the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information).

18.9	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Qualifying Lender (as defined in Clause 12.1 (Definitions)) and subject, in the case of a Treaty Lender, to the completion of procedural formalities.

18.10	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than a documentary duty of EUR 0.15 payable in relation to each original copy of a Finance Document if signed or registered in Belgium or, as the case may be, stamp duty of up to EUR 100 that is payable in relation to any Belgian notarial deed.

59

18.11	No default
(a)	No Event of Default and, on the date of this Agreement, the SPA Closing Date and the Takeover Closing Date, no Default is continuing or might reasonably be expected to result from the making of any Loan.
(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject and which might have a Material Adverse Effect.
18.12	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement:

(a)	any written factual information contained in the Information Package was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;
(b)	the Financial Information Package has been prepared in accordance with the accounting principles as applied to the Original Financial Statements, and the financial projections contained in the Financial Information Package have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions and have been approved by the board of directors of the Borrower;
(c)	any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;
(d)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds;
(e)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect;
(f)	all information provided to a Finance Party by or on behalf of the Borrower in connection with the Takeover, the Takeover Acquisition and the SPA Acquisition on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and
(g)	all other written information provided by the Borrower (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
60

18.13	Centre of main interests

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation), each Obligor’s (other than MergeCo’s) centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.

18.14	Financial statements
(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	Its Original Financial Statements fairly present its consolidated (if applicable) financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year.
(c)	There has been no material adverse change in the business or financial condition of the Group since the date of the Original Financial Statements.
18.15	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.16	No proceedings
(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it, any of its Subsidiaries or any member of the Target Group (with respect to a member of the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information).
(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it, any of its Subsidiaries or any member of the Target Group(with respect to a member of the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information).
18.17	Acquisition Documents, disclosures and other documents
(a)	The Acquisition Documents contain all the terms of the SPA Acquisition.
(b)	There is no disclosure made to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Package.
(c)	To the best of its knowledge no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in any material respect.
18.18	No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

61

18.19	Compliance with Environmental Laws

All Environmental Laws relating to the business of any Obligor (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

18.20	No Environmental Claim

No Environmental Claim has been made or threatened against any Obligor or any Ship.

18.21	Anti-bribery, anti-corruption and anti-money laundering

No member of the Group or, with respect to a member of the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information, nor any of their directors or officers or, to the knowledge of a member of the Group or the Target Group and, until the SPA Closing Date, based on publicly available information, any of their affiliate, agent or employee, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and each member of the Group and the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

18.22	Sanctions

No Sanctions Relevant Person (with respect to a member of the Target Group to the best of its knowledge and, until the SPA Closing Date, based on publicly available information) is an individual or entity, that is or is directly or indirectly owned or controlled or acting on behalf of, at the direction of or for the benefit of (all as defined by the relevant Sanctions) by a Sanctions Relevant Person that is: (i) the subject or target of any Sanctions or listed on any list of designated persons in application of Sanctions (a Sanctioned Person), (ii) located, organised or resident in a country or territory that is, or whose government is, the target or subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a Sanctioned Country) or (iii) in breach of Sanctions.

18.23	DAC6

No transaction contemplated by the Finance Documents nor any transaction to be carried out in connection with any transaction contemplated by the Finance Documents meets any hallmark set out in Annex IV of DAC6 or any applicable national implementing legislation thereof.

18.24	No outstanding tax debt
(a)	No member of the Group is materially overdue in the filing of any Tax returns and no member of the Group is overdue in the payment of any amount in respect of Tax unless and only to the extent that such payment is (i) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles which have been disclosed in its latest financial statements delivered to the Agent under Clause 19.1 (Financial statements) to the extent required under the applicable accounting principles, (ii) not yet due and payable or not yet subject to penalties for non-payment, or (iii) incurred in the ordinary course of business and does not materially impair the Borrower’s ability to perform its obligations under the Finance Documents.
(b)	Each Obligor (other than any Obligor incorporated or registered in Bermuda) is resident for Tax purposes in Belgium and is not acting through any establishment it may have in any other jurisdiction for the purposes of this Agreement.
62

18.25	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.26	Relevant Target Shares
(a)	The Relevant Target Shares:
(i)	are admitted to trading on the relevant stock exchange or securities market on which the Target Shares are publicly traded and constitute either Relevant Target Shares – DTC or Relevant Target Shares – Norway SE;
(ii)	are fully paid and no moneys or liabilities are outstanding or payable in respect of any of them; and
(iii)	have been duly authorised and validly issued.
(b)	The Relevant Target Shares are not subject to any Transfer Restrictions other than the Existing Transfer Restrictions.
(c)	All Relevant Target Shares – DTC are and will remain registered in the name of DTC or its nominee, maintained in book-entry form on the books of DTC, allowed to be settled through DTC's regular book entry settlement services and identified by an unrestricted CUSIP.
(d)	All Relevant Target Shares – Norway SE are registered in book-entry form under their ISIN BMG396372051 in Euronext Securities Oslo (the VPS) through a Central Securities Depository, or CSD, link pursuant to a registrar agreement between the Target and Nordea Bank abp, filial I Norge.
(e)	An Obligor’s “holding period” under Rule 144(d) with respect to the Relevant Target Shares acquired after the date of this Agreement under the SPA Acquisition and the Takeover Acquisition will commence, respectively upon closing of the SPA Acquisition and upon the Takeover Closing Date in connection with the Takeover Acquisition.
(f)	No:
(i)	notification by any Obligor or any of its Affiliates (other than pursuant to their obligations, as applicable, under Section 13(d) of the Exchange Act or any reporting requirements of the Target under Section 13(a) of the Exchange Act) to or approval from any stock exchange, regulatory authority or similar body or any other person is or will be required;
(ii)	breach by any Obligor or of its Affiliates of the relevant Listing Rules for the relevant exchange for the admission and operations of the regulated market and any other rules or regulations required for the admission of securities to such exchange, including, without limitation, the Securities Act and the rules and regulations thereunder or any other similar law or regulation has or would occur;
(iii)	clearance to deal under the relevant Listing Rules or any other similar law or regulation is or will be required by any Obligor or any of its Affiliates; or
(iv)	mandatory offer or bid will be required to be made by a Lender or any transferee as purchaser of shares,

as a result of:

63

(A)	Relevant Target Shares being or becoming subject to Security created by the Finance Documents; or
(B)	the enforcement of a Transaction Security Document relating to the Relevant Target Shares or the Security created thereby or any appropriation or transfer of all or any part of the Relevant Target Shares, in each case, by or to a Lender, the Security Agent or any other person, provided that such Lender, the Security Agent or such other person does not hold any other Relevant Target Shares or otherwise have any connection to Target Shares, as applicable, at that time and the Security Agent or such other person is not subject to any relevant additional regulatory regime other than in the United States.
18.27	Certain U.S. securities law matters
(a)	Each Loan is entered into by an Obligor in good faith and at arm's length and is a bona fide loan.
(b)	No Loan is entered into with an expectation that the Obligors would default in its obligations with respect thereto.
(c)	The Transaction Security is a bona fide Security to secure the obligations of the Obligors under the Finance Documents, which obligations provide for full recourse to the Obligors, and is not entered into by an Obligor with the intent of facilitating a disposition of any Relevant Target Shares, whether directly or indirectly.
(d)	To the extent applicable, the relevant Obligor agrees that the Relevant Target Shares will be bona fide pledged not “without recourse” within the meaning of Rule 144(d)(3)(iv).
18.28	U.S. Investment Company Act status

No Obligor is required to be registered as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

18.29	U.S. margin regulations

No Obligor is engaged, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Neither the borrowing hereunder, nor the use of the proceeds thereof, will violate the provisions of the Margin Regulations.

18.30	U.S. beneficial ownership reporting

Each Obligor has complied in all material respects with any beneficial ownership reporting obligations under Section 13 of the Exchange Act and the rules and regulations promulgated thereunder (including the delivery relevant certifications, if applicable).

18.31	Repetition
(a)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(i)	the date of each Utilisation Request and the first day of each Interest Period;
(ii)	the date of each Extension Request;
(iii)	the Original Termination Date subject to the First Extension being exercised: and
64

(iv)	the Extended Termination Date subject to the Second Extension being exercised,

in each case except that those contained in paragraphs (a) and (b) of Clause 18.14 (Financial statements) will, once subsequent financial statements have been delivered under this Agreement, be deemed to relate to those subsequently delivered financial statements.

(b)	All the representations and warranties in this Clause 18 except Clause 18.12 (No misleading information) and Clause 18.17 (Acquisition Documents, disclosures and other documents) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.
19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event:

(a)	within 120 days after the end of each of its financial years:
(i)	its audited consolidated annual financial statements for that financial year;
(ii)	its audited individual financial statements for that financial year; and
(iii)	the audited financial statements (consolidated if appropriate) of each Obligor for that financial year;
(b)	within 90 days after the end of the first half of each of its financial year, the unaudited consolidated balance sheet of the Group certified as to its correctness by the chief financial officer of the Borrower and the audited individual balance sheet of the Borrower certified as to its correctness by an officer or director of the Borrower; and
(c)	within 60 days after the end of each of its financial quarter and provided that these documents have not been published on the Borrower's website or sent to the Lenders in the form of a press release, unaudited consolidated income statements of the Group certified as to their correctness by the chief financial officer of the Borrower and unaudited individual income statements of the Borrower certified as to their correctness by an officer or director of the Borrower.
19.2	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Borrower pursuant to paragraph (b) of Clause 19.1 (Financial statements) shall be certified by the chief financial officer of the Borrower as fairly presenting its financial condition as at the date as at which those financial statements were drawn up and include a computation (in reasonable detail) as to the compliance with Clause 20.14 (Financial covenants) certified by the chief financial officer of the Borrower.
(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation
65

to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower or any Obligor to its shareholders (or any class of them) or by the Borrower or any Obligor to its creditors generally at the same time as they are dispatched, unless these documents are publicly available;
(b)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or the Target Group;
(c)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group or the Target Group, and which might have a Material Adverse Effect;
(d)	promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending against the vendors under the Acquisition Documents or any other person in respect of the Acquisition Documents or the Takeover Acquisition;
(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request provided that if the information relates to the Target or a Subsidiary of the Target such information shall only be made available to the Lenders to the extent it is not prohibited by any mandatory laws and regulations;
(f)	on the last Business Day of each Month, (i) an update on the execution of the CMBT Action Plan, including detail of realised and planned assets disposals and capital expenditure, (ii) a detailed calculation of the Free Liquid Assets of the Group at the end of each Month and (iii) the steps being taking in relation to the Permitted Take-Out Financing;
(g)	on the last Business Day of each financial quarter a cash flow forecast for the following six Months;
(h)	promptly upon becoming available, updates on the completion of the different steps as set out in the Structure Memorandum, including the underlying (corporate) documentation;
66

(i)	promptly upon becoming available, a well-advanced draft of the merger agreement between MergeCo and the Target for a combined stock-for-stock merger for the Target Outstanding Shares, pursuant to which the Target will become (indirectly) a wholly-owned Subsidiary of the Borrower and the surviving entity being MergeCo, each in accordance with the Structure Memorandum, and afterwards an executed copy thereof (the Merger Agreement); and
(j)	semi-annually, information on the asset value of the Group (assets by assets).
19.4	CMBT Action Plan update

Once in every Month, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the chief financial officer must give an update to the Agent about the execution of the CMBT Action Plan, including detail of realised and planned assets disposals and capital expenditure, (ii) the calculation of the Free Liquid Assets of the Group at the end of each Month and (iii) the steps being taking in relation to the Permitted Take-Out Financing.

19.5	Notification of default or Sanctions event
(a)	Each Obligor shall notify the Agent of any Default and/or Sanctions Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default and/or Sanctions Event is continuing (or if a Default and/or Sanctions Event is continuing, specifying the Default and/or Sanctions Event and the steps, if any, being taken to remedy it).
19.6	Direct electronic delivery

Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 30.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

19.7	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor after the date of this Agreement; or
(iii)	a proposed transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your

67

customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(c)	The Borrower shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 23 (Changes to the Obligors).
(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
19.8	Provision of Material Non-Public Information
(a)	Neither an Obligor nor its Representative shall provide any Finance Party with any Material Non-Public Information in any document or notice required to be delivered pursuant to this Agreement or any other Finance Document or in any communication connected with this Agreement or any other Finance Document (each a Communication) without: (i) first notifying such Finance Party in writing that the Communication that it is about to deliver contains Material Non-Public Information; and (ii) the relevant Finance Party having confirmed that it wishes to receive such information and instructed the Borrower or their agent of the person to whom such information shall be delivered.
(b)	If a Finance Party has refused to receive such Material Non-Public Information (directly by notice to the Borrower or their agent or by notice to the Agent) or a Finance Party has not provided such notification, the Obligor or their Representative shall only deliver the Communication to the extent that it does not contain Material Non-Public Information, in which event that the Obligor or their Representative shall not be deemed to have breached this Agreement or any other Finance Document.
20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,
68

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Takeover Acquisition, the SPA Acquisition, the Finance Documents and the Acquisition Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document or the Acquisition Documents.

20.2	Compliance with laws

Each Obligor shall comply in all material respects with all laws (including any Environmental Law) to which it may be subject.

20.3	Foreign Private Issuer Status

To the Borrower’s knowledge based on the Target’s most recent Annual Report on Form 20-F and without any independent investigation, the Target meets the requirements to qualify as a foreign private issuer (as defined in 17 C.F.R. §240.3b-4(c)), and the Borrower will use its commercially reasonable efforts to cause the Target to maintain such foreign private issuer status.

20.4	Environmental compliance

The Borrower shall (and shall procure that each Obligor shall):

(a)	comply with all Environmental Laws;
(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
(c)	follow procedures to monitor compliance with and to prevent liability under any Environmental Law.
20.5	Environmental Claims

Each Obligor shall (through the Borrower) promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any material Environmental Claim against any Obligor which is current, pending or threatened; and
(b)	any facts or circumstances which are reasonably likely to result in any material Environmental Claim being commenced or threatened against any Obligor.
20.6	Taxation
(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Agent under Clause 19.1 (Financial statements); and
(iii)	such payment can be lawfully withheld.
(b)	No Obligor (other than any Obligor incorporated or registered in Bermuda) changes its residence for Tax purposes.
69

20.7	No change to centre of main interests
(a)	No Obligor (other than any Obligor incorporated or registered in Bermuda) shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 18.13 (Centre of main interests) and it will create no establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
(b)	No Obligor incorporated or registered in Bermuda shall:
(i)	be continued into another jurisdiction outside of Bermuda; or
(ii)	take action that, directly or indirectly, causes a change in the courts that are competent to exercise insolvency jurisdiction over that Obligor, unless such jurisdiction remains within a Member State of the European Union.
20.8	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.9	Negative pledge
(a)	No Obligor shall create or permit to subsist any Security over any of its assets which are the subject of the Security created or intended to be created by the Finance Documents.
(b)	No Security shall be created or permitted to subsist in respect of the shares of any Obligor or the Target and no Obligor shall (and the Borrower shall procure that no other member of the Group shall) create or permit to subsist any Security in respect of the shares of an Obligor or the Target, in each case other than pursuant to the Transaction Security.
20.10	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall incur or allow to remain outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to:
(i)	any Financial Indebtedness incurred under this Agreement;
(ii)	any Financial Indebtedness incurred under the CMB.TECH Vessel Facilities Agreement;
(iii)	any Financial Indebtedness incurred under the Permitted Take-Out Financing;
(iv)	any existing Financial Indebtedness incurred by the Target Group, which is not refinanced with proceeds of the Target Fleet Refinancing Facilities, provided that the commitments under the Target Fleet Refinancing Facilities are cancelled in an amount equal to such remaining outstanding Financial Indebtedness and that the existing Financial Indebtedness is above 60% of the fair market value of the asset;
(v)	any existing and new Financial Indebtedness for assets and investments included in the Financial Forecast for the period until the end of 2026; or
70

(vi)	any other Financial Indebtedness (which is not included in the Financial Forecast) for the sole purposes of refinancing existing assets or new financings for capex commitments in the ordinary course of trading, the aggregate outstanding amount of which does not exceed USD 300,000,000 at any time, provided, in each case, (A) the Borrower is in compliance with the financial covenants set out in Clause 20.14 (Financial covenants), (B) no breach of the financial covenants set out in Clause 20.14 (Financial covenants) has occurred as a result of the incurrence of such Financial Indebtedness and (C) neither the Borrower nor any other member of the Group is obliged to maintain or create any security interest over any Target Shares as security for its obligations in respect of such Financial Indebtedness.

20.11	Merger
(a)	Except as permitted under paragraph (b) below, no Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)	Paragraph (a) above does not apply to any Permitted Transaction or any other merger with the Borrower provided that:
(i)	the Borrower is the surviving entity;
(ii)	such merger would not result in a Borrower Change of Control;
(iii)	no Default is continuing or would occur as a result of such merger; and
(iv)	such merger can reasonably be expected to not be materially adverse to the interests of the Lenders (taken as a whole).
20.12	Insurance
(a)	Each Obligor will maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
(b)	All insurances must be with reputable independent insurance companies or underwriters.
20.13	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower, the Obligors or the Group from that carried on at the date of this Agreement, unless approved by all Lenders, such approval not to be unreasonably withheld.

20.14	Financial covenants
(a)	The Borrower will ensure that the consolidated financial position of the Group shall at all times during the lifetime of the Facilities be such that:
(i)	Consolidated Working Capital shall not be less than USD 0;
(ii)	Free Liquid Assets are not less than the higher of:
(A)	USD 50,000,000; and
(B)	5% of Total Indebtedness; and
(iii)	the Value Adjusted Equity Ratio is not less than:
71

(A)	25%, as from the first Utilisation Date to and including 31 December 2025;
(B)	27.5% as from 1 January 2026 to and including 31 December 2026; and
(C)	30% thereafter.
(b)	In this Clause 20.14:

Consolidated Current Assets means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 Months;

Consolidated Current Liabilities means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

Consolidated Working Capital means Consolidated Current Assets less Consolidated Current Liabilities;

Excess Value means the difference between the market value and the book value of the Group’s Vessels;

Free Liquid Assets means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to Security (other than Security in favour of the Security Agent pursuant to this Agreement) at any time and, for the avoidance of doubt, "cash and cash equivalents" include any amounts available under committed credit lines having remaining maturities of more than six Months;

Latest Balance Sheet means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause 19.1 (Financial statements) and/or most recently made publicly available;

Stockholders' Equity means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

Total Assets means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

Total Indebtedness means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term loans of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

Value Adjusted Equity means the amount of the Stockholders’ Equity adjusted with the Excess Value;

Value Adjusted Total Assets means the book value of the Total Assets adjusted with the Excess Value;

72

Value Adjusted Equity Ratio means the Value Adjusted Equity divided by the Value Adjusted Total Assets; and

Vessels means any vessels fully owned by a member of the Group within pre agreed segments.

20.15	Distributions to shareholders

The Borrower may:

(i)	declare or make any dividend payment or distribution, whether in cash or kind;
(ii)	repurchase any of its shares or undertake other similar transaction (including, but not limited to total return swaps related to shares in the Borrower); or
(iii)	grant any loans or make other distributions or transactions constituting a transfer of value to its shareholders,

provided that:

(A)	no Event of Default or potential Event of Default has occurred and is continuing or would result upon payment of the proposed dividend, distribution or buy-back;
(B)	the payment of such dividend or distribution or completion of such buy-back would not cause any breach of any of the financial covenants set out in Clause 20.14 (Financial covenants); and
(C)	no shares are repurchased or other similar transactions or undertakings (including, but not limited to total return swaps related to the shares in the Borrower) prior to completion of the Merger.
20.16	Restriction on arrangements with Majority Shareholder
(a)	The Borrower will not (and will procure that no member of the Group will):
(i)	enter into any cash pooling arrangements with any Majority Shareholder;
(ii)	subject to paragraph (b) be a creditor of any Majority Shareholder in respect of any Financial Indebtedness or provide any loan or other credit to any person with the intention that a corresponding loan or corresponding other credit may be provided to any Majority Shareholder; or
(iii)	subject to paragraph (c), charter, lease, sell or otherwise transfer the ownership of any assets to any Majority Shareholder.
(b)	Notwithstanding subparagraph (ii) of paragraph (a), the Borrower may be a creditor of any Majority Shareholder in respect of any Financial Indebtedness or provide any loan or other credit to any person with the intention that a corresponding loan or corresponding other credit may be provided to any Majority Shareholder in each case on arms' length terms and provided that the aggregate value of:
(i)	the sum of such loans and other credit; and
(ii)	any other distributions to shareholders made in accordance with Clause 20.15 (Distributions to shareholders),
73

advanced or paid in any running 12 month period shall never exceed 80% of the net annual profit of the Borrower in that running 12 month period.

(c)	Notwithstanding subparagraph (iii) of paragraph (a) above, the Borrower may acquire assets from any Majority Shareholder and charter, lease, sell or otherwise transfer the ownership of any assets to any Majority Shareholder in each case provided that such acquisition, charter, lease, sale or transfer of ownership:
(i)	is on arms' length terms; and
(ii)	does not result in a significant change in the Borrower's ability to perform its obligations under this Agreement.
20.17	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	cause any obligation of an Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;
(b)	cause any Transaction Document to cease to be in full force and effect;
(c)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(d)	imperil or jeopardise the Transaction Security.
20.18	Sanctions
(a)	No Obligor will (and the Borrower shall ensure that no Sanctions Relevant Person will), directly or indirectly, use the proceeds of the loans hereunder, or lend, contribute or otherwise make available such proceeds to any person, (i) to fund any activities or business of or with any Person, or in any country, region or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility hereunder).
(b)	No Obligor shall (and the Borrower shall ensure that no Sanctions Relevant Person shall) use any revenue, proceeds or benefit derived from any activity or dealing with a Sanctioned Person or a Person located, organised or resident in a Sanctioned Country in discharging any obligation due or owing to the Finance Parties.
(c)	Each Obligor shall (and the Borrower shall ensure that each Sanctions Relevant Person will) comply in all respects with Sanctions and shall ensure that appropriate controls and safeguards are in place designed to prevent any action being taken that would be contrary to the paragraphs of this Clause.
(d)	To the extent that this Clause 20.18 relates to any member of the Target Group and only until the Takeover Closing Date, the Borrower shall, notwithstanding any contrary provision, only lever its controlling voting power as shareholder of the Target to the fullest extent to ensure compliance with this Clause 20.18.
74

20.19	Anti-corruption law
(a)	No Obligor shall, and the Borrower shall ensure that none of its Subsidiaries or any member of the Target Group will, directly or indirectly use the proceeds of a Loan for any purpose which would breach any applicable anti-bribery, anti-corruption or anti-money laundering laws, rules or regulations.
(b)	Each Obligor shall (and the Borrower shall ensure that each of its Subsidiaries and each member of the Target Group will):
(i)	conduct its businesses in compliance with applicable anti-bribery, anti-corruption and anti-money laundering laws, rules and regulations; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws, rules and regulations.
(c)	To the extent that this Clause 20.19 relates to any member of the Target Group and only until the Takeover Closing Date, the Borrower shall, notwithstanding any contrary provision, only lever its controlling voting power as shareholder of the Target to the fullest extent to ensure compliance with this Clause 20.19.
20.20	Financial assistance

Each Obligor will comply in all respects with sections 678 or 679 of the Companies Act 2006, the provisions of the Belgian Code of Companies and Associations and any equivalent legislation in other jurisdictions relating to financial assistance in relation to the payment of amounts due under this Agreement.

20.21	Acquisitions
(a)	Except as permitted under paragraph (b) below, no Obligor shall:
(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or
(ii)	incorporate a company.
(b)	Paragraph (a) does not apply to:
(i)	the SPA Acquisition;
(ii)	the Takeover Acquisition;
(iii)	the Permitted Transaction;
(iv)	the acquisition of any vessels from the CMB Group; or
(v)	any acquisition in the ordinary course of trading, including placing newbuilding vessel orders, in line with the Financial Forecast or otherwise the aggregate amount of which shall not exceed USD 300,000,000 in related Financial Indebtedness, USD 600,000,000 in related guarantees and USD 150,000,000 in own funds.
20.22	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall be a creditor in respect of any Financial Indebtedness.
75

(b)	Paragraph (a) above does not apply to:
(i)	any loan made to another Obligor;
(ii)	any loan made to a member of the Group for assets and investments included in the Financial Forecast for the period until the end of 2026; or
(iii)	any loan made to a member of the Group for assets and investments or operational expenses or losses (which is not included in the Financial Forecast), so long as the aggregate amount of the Financial Indebtedness incurred under those loans does not exceed USD 150,000,000 over the lifetime of this Agreement.
20.23	Further assurance
(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.
20.24	No guarantees or indemnities
(a)	Except as permitted under paragraph (b) below, no Obligor shall incur any new guarantee in respect of any obligation of any person.
(b)	Paragraph (a) above does not apply to:
(i)	any guarantee made by the Borrower in connection with the payment of the purchase price under the Share Purchase Agreement;
(ii)	any guarantee made for assets and investments included in the Financial Forecast for the period until the end of 2026;
(iii)	any guarantee in respect of any obligation of a member of the Group made for assets and investments (which is not included in the Financial Forecast), so long as the aggregate amount of the Financial Indebtedness incurred under those guarantees does not exceed USD 600,000,000 over the lifetime of this Agreement; or
76

(iv)	any guarantee made in the ordinary course of trading so long as the aggregate amount of the Financial Indebtedness incurred under those guarantees does not exceed USD 20,000,000 at any time.
20.25	Hedging

The Borrower shall ensure that all interest rate hedging related to the Facilities shall be entered into with the Lenders under a Hedging Agreement, it being understood that each Lender has the right to offer interest rate hedging arrangements to the Borrower and has the right to match the best offer made by another Lender, in which case the interest rate hedging will be entered into by such Lenders pro rata their Commitments.

20.26	SEC Filing

Promptly upon the Target Shares being pledged in accordance with paragraph (a) of Clause 20.34 (Conditions subsequent), the Borrower shall use its best efforts to procure that the Target files a registration statement with the SEC pursuant to the Securities Act covering all Relevant Target Shares (with the Lenders or their transferees as of such filing date as the resellers) and that such registration is declared effective and thereafter remains effective until the end of the security period.

20.27	U.S. margin regulations

Neither the borrowing hereunder, nor the use of the proceeds thereof, will violate the provisions of the Margin Regulations. The Borrower is not engaged and will not engage in extending credit for the purpose of carrying Margin Stock.

20.28	Regulation S

Following the occurrence of any Event of Default, none of the Borrower nor its Affiliates or any person acting on its or their behalf will engage in any directed selling efforts, as defined in Rule 902(c) under the Securities Act, with respect to any of the Relevant Target Shares.

20.29	Transaction Documents and Permitted Take-Out Financing

To the extent that any Transaction Document or Permitted Take-Out Financing is entered or a draft thereof is delivered to the Agent on or prior to the date of this Agreement, the Borrower shall ensure that no party to such Transaction Document or Permitted Take-Out Financing agrees to amend, vary, supplement, supersede, waive, suspend or terminate such document in a way which could have a material adverse effect on the interests of the Lenders.

20.30	Takeover covenants

The Borrower shall:

(a)	from time to time, keep the Agent informed about any material changes in the status and progress of the Takeover;
(b)	except with the prior written consent of all Lenders (not to be unreasonably withheld, delayed or conditioned and which consent shall be deemed to have been given if no reply to the contrary is received within five Business Days of such request for consent), not issue any press release or make any statement or announcement which makes reference to:
(i)	any Facility;
77

(ii)	any Finance Party in connection with the Finance Documents;
(iii)	any Finance Document,

unless it is contained in an amendment to the Borrower’s Schedule 14D or in its Schedule TO or is otherwise filed with the SEC in respect of the Takeover, or unless such issuance is otherwise required by law, regulation or a competent regulatory authority;

(c)	not amend or waive or not enforce any other material term or condition of the Takeover in a way which would reasonably be expected to be materially adverse to the interests of the Lenders (taken as a whole) unless required by applicable law;
(d)	ensure that the making and conclusion of the Takeover and the Takeover Acquisition complies in all material respects with all applicable laws and regulations;
(e)	ensure that the Takeover Closing Date is completed on or before the date falling five Months after the SPA Closing Date; and
(f)	lever its controlling voting power as shareholder of the Target to the fullest extent to:
(i)	as soon as practically possible following the SPA Closing Date, take all required corporate resolutions and execution steps so as to execute and close the Target Fleet Refinancing Facilities Multilender, to utilise the First Tranche under the Target Fleet Refinancing Facilities Multilender and use the proceeds in full prepayment of the debt at Target level; and
(ii)	as soon as practically possible following the SPA Closing Date, take all required corporate resolutions and execution steps so as to reach the Takeover Closing Date; and
(iii)	as from the SPA Closing Date, refrain from any major new investment or acquisition (other than a Permitted Transaction) to be made by the Target and in general use its best efforts to refrain from any action that is reasonably likely to impede, delay or otherwise preclude the Takeover, the Merger, the Target Fleet Refinancing Facilities, the Permitted Take-out Financing or upstreaming of cash in the amounts and within the timeframe as set out in the Structure Memorandum or the Financial Forecast;
(iv)	as soon as practically possible following the Takeover Closing Date, take all required corporate resolutions and execution steps so as to utilise the Top-Up Tranche provided under the Target Fleet Refinancing Facilities Multilender and, directly or indirectly, upstream the proceeds to the Borrower; and
(v)	by 31 December 2025 at the latest, take all required corporate resolutions and execution steps so as to execute, close and utilise the Target Fleet Refinancing Facility HCOB.
20.31	Acquisition Documents
(a)	The Borrower shall ensure that no party to an Acquisition Document agrees to amend, vary, supplement, supersede, waive, suspend or terminate such document in a way which could have a material adverse effect on the interests of the Lenders.
(b)	The Borrower shall promptly pay all amounts payable to the vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good
78

faith by a member of the Group and if required where adequate reserves are set aside for any such payment).

(c)	The Borrower shall, (and the Borrower will procure that each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under the Acquisition Documents.
20.32	Structure Memorandum

Each Obligor shall use its best efforts to timely comply with each step or action as set out in the Structure Memorandum.

20.33	Competition filings

Each Obligor shall make all necessary filings with all relevant competition authorities and promptly take all actions required in the relevant proceedings to obtain the necessary antitrust clearances to enable completing the Permitted Transaction in accordance with all legal and official requirements. If the competition authorities make their approval conditional upon the fulfilment of certain conditions or obligations imposed on the Borrower, the Target or any member of the Group, the Borrower shall accept and comply with any and all such conditions and obligations.

20.34	Conditions subsequent
(a)	If the Takeover Closing Date does not occur on or before the date falling five Months after the SPA Closing Date, MergeCo will grant a Bermuda law governed share charge over all Target Shares owned by MergeCo at that time and all future shares acquired by MergeCo in the Target thereafter.
(b)	If at any time, during the continuance of this Agreement, an Obligor becomes the holder of shares in MergeCo as a result of any Permitted Transaction or otherwise, such Obligor will immediately upon closing of the relevant transaction (unless (i) on the same day or on the next consecutive day such Obligor transfers such shares in MergeCo to another Obligor pursuant to a Permitted Transaction, whereby only such transferee Obligor shall be required to and will immediately upon closing of the relevant transaction (ii) or the merger between CMB.TECH Belgium NV (as surviving entity) and MergeCo, in accordance with the Structure Memorandum, is completed within 5 Business Days as from the first step of the Contribution):
(i)	grant a Bermuda law governed share charge over all shares in MergeCo owned by such Obligor at that time and all future shares acquired by such Obligor in MergeCo thereafter on substantially the same terms as the Bermuda law governed share charge listed in paragraph (d) of Part 1 of Schedule 2 (Conditions Precedent); and
(ii)	ensure delivery to the Agent of:
(A)	a legal opinion of the legal advisers to the Borrower as to matters on capacity, in form and substance satisfactory to the Lenders; and
(B)	a legal opinion of the legal advisers to the Borrower as to Bermuda law matters in relation to the share charge as referred to in paragraph (i) above, substantially in the form distributed to the Lenders prior to the signing of such share charge.
(c)	The Borrower shall procure that any change of control provisions in each Finance Document to which it is a party is approved at its next annual or extraordinary shareholder’s meeting following the date of this Agreement and that an extract of such resolution is filed within five (5) Business Days after such shareholders’ meeting with the clerk of the competent Business Court
79

(ondernemingsrechtbank/tribunal de l’entreprise) in accordance with Articles 7:151 and 7:151/1 of the Belgian Code of Companies and Associations.

21.	Events of Default

Each of the events or circumstances set out in Clause 21 is an Event of Default (save for Clause 21.16 (Acceleration) and Clause 21.17 (Clean-Up)).

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or
(b)	a Disruption Event; and

payment is made within three (3) Business Days of its due date.

21.2	Anti-corruption, sanctions and financial covenants

Non compliance with the provisions of Clause 18.21 (Anti-bribery, anti-corruption and anti-money laundering), Clause 18.22 (Sanctions), Clause 20.18 (Sanctions), Clause 20.19 (Anti-corruption law) or Clause 20.14 (Financial covenants).

21.3	Other obligations
(a)	Non compliance with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Anti-corruption, sanctions and financial covenants)).
(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days (and with respect to an Event of Default related to paragraph (e) of Clause 20.30 (Takeover covenants), twenty (20) Business Days) of the earlier of (A) the Agent giving notice to the Borrower or relevant Obligor and (B) the Borrower or an Obligor becoming aware of the failure to comply.
21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless, but not in respect of the representations and statements set out in Clause 18.21 (Anti-bribery, anti-corruption and anti-money laundering) and Clause 18.22 (Sanctions), the circumstances giving rise to the misrepresentation or breach of statement:

(a)	are capable of remedy; and
(b)	are remedied within ten (10) Business Days of the earlier of (A) the Agent giving notice to the Borrower or relevant Obligor and (B) the Borrower or an Obligor becoming aware of the misrepresentation or breach of statement.
21.5	Cross default
(a)	Any Financial Indebtedness of the Borrower, the Target or any member of the Group or Target Group is not paid when due nor within any originally applicable grace period.
80

(b)	Any Financial Indebtedness of the Borrower, the Target or any member of the Group or Target Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a default (however described).
(c)	Any commitment for any Financial Indebtedness of the Borrower, the Target or any member of the Group or Target Group is cancelled or suspended by a creditor of the Borrower, the Target or any member of the Group or Target Group (as applicable) as a result of a default (however described).
(d)	Any creditor of the Borrower, the Target or any member of the Group or Target Group becomes entitled to declare any Financial Indebtedness of the Borrower, the Target or any member of the Group or Target Group (as applicable) due and payable prior to its specified maturity as a result of a default (however described).
(e)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 10,000,000 (or its equivalent in any other currency or currencies).
21.6	Insolvency
(a)	The Borrower, any member of the Group or, as from the SPA Closing Date, the Target or any member of the Target Group:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed or is declared for the purposes of any applicable law to be unable to pay its debts as they fall due, subject to a grace period ending on the last day of the relevant payment period;
(iii)	suspends making payments on any of its debts; or
(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)	A moratorium is declared in respect of any indebtedness of the Borrower, any member of the Group or, as from the SPA Closing Date, the Target or any member of the Target Group.
21.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower, any member of the Group or, as from the SPA Closing Date, the Target or any member of the Target Group (with the exception of any company which is dormant and the value of whose gross assets is USD 10,000,000 or less);
(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower, any member of the Group or, as from the SPA Closing Date, the Target or any member of the Target Group;
(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets or the Target or any of its assets or any member of the Group or, as from the SPA Closing Date, any member
81

of the Target Group (with the exception of any company which is dormant and the value of whose gross assets is USD 10,000,000 or less) or any of their assets;

(iv)	enforcement of any Security over any assets of the Borrower, any member of the Group or, as from the SPA Closing Date, the Target or any member of the Target Group, if the aggregate amount of such assets exceed USD 10,000,000 over the lifetime of the Facilities;
(v)	the exercise in respect of the Borrower of any of the resolution powers under the United Kingdom Banking Act 2009;
(vi)	or any analogous procedure or step is taken in any jurisdiction.
(b)	This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.
21.8	U.S. Bankruptcy Laws

Any of the following occurs in respect of the Borrower in each case under U.S. Bankruptcy Law:

(a)	it makes a general assignment for the benefit of creditors;
(b)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or
(c)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 20 days or is not dismissed or stayed within 60 days after commencement of the case; or
(d)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.
21.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower, the Target or any member of the Group or Target Group in respect of a sum of, or sums aggregating, USD 10,000,000 or more or the equivalent in another currency, save where, in relation to a conservatory attachment or arrest of any vessel only, such attachment or arrest is discharged within 30 days.

21.10	Unlawfulness
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Subordination Agreement is or becomes unlawful.
(b)	It is or becomes unlawful or impossible for the Agent, the Security Agent or the Lenders to exercise or enforce any right under, or to enforce any Security created by, a Transaction Security Document.
21.11	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

82

21.12	Repudiation
(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.
(b)	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.
21.13	Cessation of business

The Borrower, any member of the Group or, as from the SPA Closing Date, the Target or any member of the Target Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

21.14	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any member of the Group or Target Group, or its assets which has or is reasonably likely to have a Material Adverse Effect.

21.15	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

21.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall:

(i)	prior to completion of the Merger:
(A)	in the case of a Specified Event of Default, immediately, or
(B)	in the case of any other Event of Default which is continuing, if after providing notice to each Lender and being so directed by Lenders whose commitments together constitute the Majority Lenders (each acting independently of each other without coordination); and
(ii)	after completion of the Merger, in the case of any Event of Default which is continuing, if after providing notice to each Lender and being so directed by Lenders whose commitments together constitute the Majority Lenders (each acting independently of each other without coordination),
(a)	cancel each Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;
83

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
21.17	Clean-Up
(a)	Notwithstanding any other provision of any Finance Document:
(i)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or
(ii)	any Event of Default constituting a Clean-Up Default,

which occurs during the Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(A)	it would have been (if it were not for this Clause 21.17) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any or any obligation to procure or ensure in relation to a member of the Target Group);
(B)	it is capable of remedy and reasonable steps are being taken to remedy it; and
(C)	the circumstances giving rise to it have not been procured by or approved by the Borrower or any Obligor.
(b)	If the relevant circumstances are continuing on or after the end of that Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).
22.	Changes to the Lenders
22.1	Transfers by the Lenders

Subject to this Clause 22, a Lender (the Existing Lender) may transfer by way of transfer of contract (overdracht van contract / cession de contrat) any of its rights and obligations to another bank or financial institution or to an insurer, reinsurer, trust, fund or to other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

22.2	Borrower Consent
(a)	The consent of the Borrower is required for a transfer by an Existing Lender, unless the transfer is:
(i)	to another Lender or an Affiliate of a Lender;
(ii)	made at a time when an Event of Default is continuing; or
(iii)	to any refinancing entity, including without limitation any insurer, reinsurer, securitisation special purpose entity, trust or fund, for the purpose of that Existing Lender refinancing or hedging its loan exposure, provided no such transfer shall either (a) release the relevant Existing Lender from any of its obligations under the Finance Documents or (b) require any payments to be made by the Borrower other than or in excess of, or grant to any person any
84

more extensive rights than, those required to be made or those granted to the relevant Existing Lender under the Finance Documents.

(b)	The consent of the Borrower to a transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
(c)	Notwithstanding the foregoing, and unless an Event of Default is outstanding, no assignment or transfer may be entered into with a New Lender without the prior consent of the Borrower if at the time of such transfer:
(i)	the state or territory in which that New Lender is incorporated, resident or established, or where its Facility Office is located, is a Non-Cooperative Jurisdiction; or
(ii)	the bank account(s) to which payments to which that New Lender will be entitled will be made, are:
(A)	managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction; or
(B)	managed by, or opened with, a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.
(d)	If the Borrower receives a written request pursuant to this paragraph (c), the Borrower will have the duty to duly consider this request.
(e)	The Borrower may either (i) grant its written consent, or (ii) request the Lender for additional information reasonably demonstrating that the New Lender cannot reasonably be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code.
(f)	Only if the Borrower has requested such additional information and does not receive additional information which is reasonably satisfactory to the Borrower, the Borrower will have the right to refuse its consent.
(g)	The Borrower will be deemed to have given its consent ten Business Days after the Lender has requested it, unless the Borrower has requested for the additional information within that time. The Borrower will be deemed to have given its consent ten Business Days after it has received such additional information, unless consent is expressly refused, duly motivated and notified to the Lender within that time
22.3	Other conditions of transfer
(a)	A transfer will only be effective if the procedure set out in Clause 22.6 (Procedure for transfer) is complied with.
(b)	If:
(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new
85

Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

(c)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
22.4	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,000.

22.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of an Obligor;
(iii)	the performance and observance by an Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
86

22.6	Procedure for transfer
(a)	Subject to the conditions set out in Clause 22.2 (Borrower Consent) and Clause 22.3 (Other conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)	Subject to Clause 22.10 (Pro rata interest settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by transfer of contract its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);
(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	the Agent, the Arranger, the Coordinator, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Arranger, the Coordinator and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender shall become a Party as a "Lender".
22.7	Copy of Transfer Certificate or Increase Confirmation to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate or Increase Confirmation.

22.8	Accession of Hedge Counterparties
(a)	A Lender or an Affiliate of a Lender may become a Hedge Counterparty, with the prior approval of the Agent and the Company, by delivering to the Agent a duly executed Hedge Counterparty Accession Deed.
(b)	The relevant Lender or Affiliate or a Lender will become a Hedge Counterparty when the Agent enters into the relevant Hedge Counterparty Accession Deed.
87

22.9	Security over Lenders' rights
(a)	In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time directly or indirectly transfer, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(i)	any transfer, charge, pledge or other Security to secure obligations to a federal reserve or central bank including without limitation any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and
(ii)	any transfer, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such transfer, charge, pledge or Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant transfer, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or
(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
(b)	The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 22.1 (Transfers by the Lenders), Clause 22.2 (Borrower Consent) and Clause 22.4 (Transfer fee), shall not apply to the creation of Security pursuant to paragraph (a) above.
(c)	The limitations and provisions referred to in paragraph (b) above shall further not apply to any direct or indirect transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.
22.10	Pro rata interest settlement
(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and
(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
88

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.10, have been payable to it on that date, but after deduction of the Accrued Amounts.
(b)	In this Clause 22.10 references to 'Interest Period' shall be construed to include a reference to any other period for accrual of fees.
(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 22.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
23.	Changes to the Obligors
23.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.2	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 ("Know your customer" checks), the Borrower may request that any of its wholly owned Subsidiaries become a Guarantor.
(b)	A member of the Group shall become an Additional Guarantor if:
(i)	the Borrower and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and
(ii)	the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(c)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).
(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
23.3	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if all the Lenders have consented to the resignation of that Guarantor.
(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
89

(i)	the Borrower has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;
(ii)	no payment is due from the Guarantor under Clause 17.1 (Guarantee and indemnity); and
(iii)	the Borrower has confirmed that it shall ensure that the net cash disposal proceeds (if any) will be applied in accordance with Clause 7.5 (Mandatory Prepayment – Free Liquid Assets).
(c)	The resignation of that Guarantor shall not be effective until the date of the relevant disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.
23.4	Repetition of representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph of Clause 18.31 (Repetition) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.	Security
24.1	Security Agent as holder of Transaction Security
(a)	In this Clause:

Finance Party Claim means:

(i)	all obligations and liabilities (whether present or future, actual or contingent, and whether incurred jointly or severally, and whether as principal, guarantor or in some other capacity) at any time owing or incurred by an Obligor to a Finance Party (or any of their successors, transferees or assigns) under or in connection with the Finance Documents, as the same may be amended, supplemented, extended or restated from time to time (including by way of transfer of contract), however fundamental any amendment, supplement, extension or restatement may be, including (without affecting the generality of the foregoing) if the amendment, supplement, extension or restatement would result in:
(A)	a change of the purpose, increase, extension or restructuring of any kind (in whole or in part and including as to its type) of any facility made available under this Agreement; and/or
(B)	an additional facility being made available under this Agreement; and
(ii)	subject to the restrictions set out in this Agreement, any obligations and liabilities referred to under paragraph (i) above which are assumed by any successor to an Obligor further to any merger, demerger, partial demerger (partiële splitsing), contribution of assets or other corporate restructuring affecting the Borrower, any assignment, novation, transfer of contract, transfer of debt, delegation, subrogation of obligations or liabilities, or otherwise.

Security Agent Claim means any amount which an Obligor owes to the Security Agent under this Clause.

(b)	Each Obligor must pay the Security Agent, as an independent and separate creditor, an amount equal to each Finance Party Claim on its due date.
90

(c)	The Security Agent may enforce performance of any Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.
(d)	Each Finance Party must, at the request of the Security Agent, perform any act required in connection with the enforcement of any Security Agent Claim. This includes joining in any proceedings as co-claimant with the Security Agent.
(e)	Unless the Security Agent fails to enforce a Security Agent Claim or any Transaction Security within a reasonable time after its due date and except with the consent of the Majority Lenders, a Finance Party may not take any action to enforce the corresponding Finance Party Claim or any Transaction Security unless it is requested to do so by the Security Agent.
(f)	Each Obligor irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Security Agent in respect of any Security Agent Claim.
(g)	(i)	Discharge by an Obligor of a Finance Party Claim will discharge the corresponding Security Agent Claim in the same amount.
(ii)	Discharge by an Obligor of a Security Agent Claim will discharge the corresponding Finance Party Claim in the same amount.
(h)	The aggregate amount of the Security Agent Claim will never exceed the aggregate amount of Finance Party Claims.
(i)	(i)	A defect affecting a Security Agent Claim against an Obligor will not affect any Finance Party Claim.
(ii)	A defect affecting a Finance Party Claim against an Obligor will not affect any Security Agent Claim.
(j)	If the Security Agent returns to any Obligor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Finance Party, that Finance Party must repay an amount equal to that recovery to the Security Agent.
24.2	Responsibility
(a)	The Security Agent is not liable or responsible to any other Finance Party for:
(i)	any failure in perfecting or protecting the security created by any Transaction Security Document;
(ii)	any other action taken or not taken by it in connection with any Transaction Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)	None of the Agent, the Security Agent or the Arranger is responsible for:
(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of Transaction Security;
(ii)	the priority of any Transaction Security; or
91

(iii)	the existence of any other Security affecting any asset secured under a Transaction Security Document.
24.3	Title

The Security Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Transaction Security Document.

24.4	Possession of documents

The Security Agent is not obliged to hold in its own possession any Transaction Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Transaction Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

24.5	Investments

Except as otherwise provided in any Transaction Security Document, all moneys received by the Security Agent under a Transaction Security Document may be:

(a)	invested in the name of, or under the control of, the Security Agent in any investments which may be selected by the Security Agent with the consent of the Majority Lenders; or
(b)	placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including any Finance Party) and on such terms as the Security Agent may agree.
24.6	Approval

Each Finance Party:

(a)	confirms its approval of each Transaction Security Document; and
(b)	authorises and directs the Security Agent (by itself or by such person(s) as it may nominate), to enter into and enforce the Transaction Security Documents as agent or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.
24.7	Conflict with Transaction Security Documents

If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

24.8	Release of security
(a)	If a disposal of any asset subject to security created by a Transaction Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:
(i)	all Lenders agree to the disposal;
(ii)	the disposal is being made at the request of the Security Agent in circumstances where any Transaction Security has become enforceable; or
(iii)	the disposal is being effected by enforcement of a Transaction Security Document,
92

the asset(s) being disposed of will be released from any Transaction Security. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	Any release under this Clause will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.
(c)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Obligors under the Finance Documents will continue in full force and effect.
(d)	If the Security Agent is satisfied that a release is allowed under this Clause, (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document.
24.9	Co-security Agent
(a)	The Security Agent may appoint a separate security agent or a co-security agent in any jurisdiction:
(i)	if the Security Agent reasonably considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;
(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or
(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.
(b)	Any appointment under this Clause will only be effective if the security agent or co-security agent confirms to the Security Agent and the Borrower in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.
(c)	The Security Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.
(d)	The Borrower must pay to the Security Agent any reasonable remuneration paid by the Security Agent to any security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent.
24.10	Information

Each Finance Party and each Obligor must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

24.11	Perfection of security

Each Obligor must (at its own cost) take any action and enter into and deliver any document which is required by the Security Agent so that a Transaction Security Document provides for effective and perfected security in favour of any successor Security Agent.

93

25.	Role of the Agent, the Security Agent, the Arranger and others
25.1	Appointment of the Agent
(a)	Each of the Arranger, the Lenders and the Hedge Counterparties appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each of the Arranger, the Lenders and the Hedge Counterparties authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Appointment of the Security Agent
(a)	Each Finance Party irrevocably appoints the Security Agent (individually) in accordance with the following provisions of this Clause to act as its agent, in accordance with article 5 of the Belgian Financial Collateral Law and article 3 of the Belgian MAS Law and as beneficiary of a parallel debt (as the case may be) under this Agreement and with respect to the Transaction Security Documents, and irrevocably authorises the Security Agent (acting jointly or severally) on its behalf to:
(i)	execute each Transaction Security Document expressed to be executed by the Security Agent (as the case may be) on its behalf; and
(ii)	perform such duties and exercise such rights and powers under this Agreement and the Transaction Security Documents as are specifically delegated to the Security Agent by the terms thereof, together with such rights, powers and discretions as are reasonably incidental thereto, including the release of the Transaction Security in accordance with the terms of the Transaction Security Documents.
(b)	The Security Agent has only those duties which are expressly specified in the Finance Documents.
25.3	Instructions
(a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Security Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
94

(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(c)	The Agent and Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. Each of the Agent and Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(d)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(e)	Each of the Agent and Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(f)	In the absence of instructions, each of the Agent and Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(g)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
25.4	Duties of the Agent and Security Agent
(a)	The Agent's and Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	The Security Agent and, subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate or Increase Confirmation to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or Increase Confirmation.
(d)	Except where a Finance Document specifically provides otherwise, neither the Security Agent nor the Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Agent or Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)	If the Agent is aware of the non-payment of any principal, interest, Ticking Fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.
95

(g)	Each of the Agent and Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
(h)	The Agent must provide to the Borrower within five (5) Business Days of a request by the Borrower (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
25.5	Role of the Arranger and the Coordinator

Except as specifically provided in the Finance Documents, the Arranger and the Coordinator have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.6	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Agent, the Security Agent, the Arranger or the Coordinator as a trustee or fiduciary of any other person.
(b)	None of the Agent, the Security Agent, the Arranger or the Coordinator shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
25.7	Business with the Group

The Agent, the Security Agent, the Arranger or the Coordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.8	Rights and discretions of the Agent and the Security Agent
(a)	Each of the Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
96

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.
(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisors, surveyors or other professional advisors or experts when reasonably required.
(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)	Each of the Agent and Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise, each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of paragraph (g) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower shall, as soon as reasonably practicable, disclose the same upon the written request of the Borrower or the Majority Lenders.
(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent, the Coordinator or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
25.9	Responsibility for documentation

None of the Agent, the Security Agent, the Arranger or the Coordinator is responsible or liable for:

97

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, the Coordinator, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or
(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
25.10	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
25.11	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or the Security Agent), neither the Agent nor the Security Agent will be liable for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document (including any action taken in relation to the Transaction Security), unless directly caused by its gross negligence or wilful misconduct;
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct;
(iii)	with respect to the Security Agent, any shortfall which arises on the enforcement or realisation of the Transaction Security; or
(iv)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or Security Agent respectively) arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,
98

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b).
(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent if the Agent or the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent, the Arranger or the Coordinator to carry out:
(i)	any "know your customer" or other checks in relation to any person
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Security Agent, the Arranger or the Coordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent, the Arranger or the Coordinator.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's or Security Agent's liability, any liability of the Agent or Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or the Security Agent respectively or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or Security Agent respectively at any time which increase the amount of that loss. In no event shall the Agent or Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or Security Agent has been advised of the possibility of such loss or damages.
25.12	Lenders' indemnity to the Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to payment systems etc) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
99

(b)	The Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.
25.13	Lenders' indemnity to the Security Agent
(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent's gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).
(b)	The Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.
25.14	Resignation and replacement of the Agent or the Security Agent
(a)	The Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in Belgium as successor by giving notice to the Lenders and the Borrower.
(b)	Alternatively the Agent and the Security Agent may resign by giving 30 days' notice to the other Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Security Agent (as the case may be).
(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with the Borrower) may appoint a successor Agent or Security Agent (acting through an office in Belgium).
(d)	The retiring Agent or Security Agent must, at its own cost:
(i)	make available to the successor Agent or Security Agent those documents and records and provide any assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as the Agent or Security Agent under the Finance Documents; and
(ii)	enter into and deliver to the successor Agent or Security Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent or Security Agent.
(e)	The Borrower must, at its own cost take any action and enter into and deliver any document which is required by the Security Agent to ensure that a Transaction Security Document provides for effective and perfected Security in favour of any successor Security Agent.
(f)	The Agent's or the Security Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) (in case of the Agent), Clause 14.4 (Indemnity to the Security Agent) (in case of the Security Agent) and this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
100

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or the Security Agent shall resign in accordance with paragraph (b) above.
(i)	If the Agent or the Security Agent is an Impaired Agent, after consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice (or any shorter notice the Majority Lenders may agree) replace the Agent or the Security Agent. The replacement of the Agent or the Security Agent and appointment of a successor Agent or Security Agent under this paragraph will take effect on the date specified in that notice and is further subject to paragraphs (d), (e) and (g) above.
(j)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)	the Agent fails to respond to a request under Clause 12.9 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Agent pursuant to Clause 12.9 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

25.15	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent or the Security Agent shall not be deemed to have notice of it.
25.16	Relationship with the other Finance Parties
(a)	Subject to Clause 22.10 (Pro rata interest settlement), the Agent and the Security Agent may treat the person shown in its records as Lender or Hedge Counterparty at the opening of business (in the place of the Agent's or the Security Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office or, as the case may be, Hedge Counterparty:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

101

(b)	Any Lender or Hedge Counterparty may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or Hedge Counterparty under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or Hedge Counterparty.
25.17	Credit appraisal by the Lenders and or Hedge Counterparties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Hedge Counterparty confirms to the Agent, the Security Agent, the Arranger and the Coordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group or the Target Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.18	Agent's management time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 25.12 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.19	Security Agent's management time

Any amount payable to the Security Agent under Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and Expenses) and Clause 25.13 (Lenders' indemnity to the Security Agent) shall include the cost of utilising the Security Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the

102

Borrower and the Lenders, and is in addition to any fee paid or payable to the Security Agent under Clause 11 (Fees).

25.20	Deduction from amounts payable by the Agent and the Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	Sharing among the Finance Parties
27.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).
27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

103

27.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
28.	Payment Mechanics
28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, an Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) with such bank as the Agent, in each case, specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent

104

as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency(or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by that Party).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
28.5	Impaired Agent
(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent may instead either:
(i)	pay that amount direct to the required recipient(s); or
(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a pledged account for the benefit of the Party beneficially entitled to that payment under the Finance Documents (the Recipient Party).
105

In each case the payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the pledged account will be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.
(c)	A Party which has made a payment in accordance with this Clause will be discharged of the relevant payment obligation under the Finance Documents and will not take any credit risk with respect to the amounts standing to the credit of the pledged account.
(d)	Promptly on the appointment of a successor Agent under this Agreement, each Paying Party must (other than to the extent that the relevant Party has given an instruction under paragraph (e) below) give all requisite instructions to the bank with whom the pledged account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with the Finance Documents.
(e)	A Paying Party must, promptly on request by a Recipient Party and to the extent:
(i)	that it has not given an instruction under paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give instructions to the bank with which the pledged account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

28.6	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent and the Security Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any payment as a result of termination or closing out due but unpaid under the Hedging Agreements; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders and the Hedge Counterparties, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.7	No set-off by Obligors
(a)	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(b)	Paragraph (a) above shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.
106

28.8	Business Days
(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
28.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
28.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;
107

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminuation in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and
(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	Notices
30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

30.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;
(b)	in the case of each Arranger, each Lender, each Hedge Counterparty, the Coordinator or any other Obligor that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent and Security Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

108

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any Communication or document made or delivered to the Borrower in accordance with this clause 30.3 will be deemed to have been made or delivered to each of the Obligors.
(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
30.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Document which require communications to be made or notices to be given to or by the Agent will be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision will not operate after a replacement Agent has been appointed.

30.6	Electronic communication
(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery. The electronic mail addresses referred to in Clause 30.2 (Addresses) are accepted for electronic communication as referred to in this Clause 30.6.
109

(c)	Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or a document being made available in accordance with this Clause 30.6.
30.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document apart from any corporate documents (vennootschapsrechtelijke documenten) must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.	Calculations and Certificates
31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention and interest calculation
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and
(ii)	subject to paragraph (b) below, without rounding.
(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Borrower under a Finance Document shall be rounded to 2 decimal places.
110

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	Amendments and Waivers
34.1	Required consents
(a)	Subject to Clause 34.2 (All Lender matters) and Clause 34.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
(c)	Paragraph (c) of Clause 22.10 (Pro rata interest settlement) shall apply to this Clause 34.
34.2	All Lender matters
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of "Borrower Change of Control", "Target Change of Control" and "Majority Lenders", in Clause 1.1 (Definitions);
(ii)	the definition of "Sanctioned Country", "Sanctioned Person" and "Sanctions" in Clause 1.1 (Definitions);
(iii)	an extension to the date of payment of any amount under the Finance Documents (other than pursuant to the exercise of 2.4 (Extension option));
(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(v)	a change in currency of payment of any amount under the Finance Documents;
(vi)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;
(vii)	a change to the Borrower or Guarantors other than in accordance with Clause 23 (Changes to the Obligors);
(viii)	the definition of “Specified Event of Default”;
111

(ix)	any amendment to the order of priority or subordination under the Subordination Agreement;
(x)	any provision which expressly requires the consent of all the Lenders;
(xi)	Clause 2.3 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Sanctions), Clause 7.3 (Change of control), Clause 7.4 (Mandatory Prepayment – Distributions), Clause 7.5 (Mandatory Prepayment – Free Liquid Assets), Clause 7.6 (Mandatory Prepayment – Permitted Take-Out Financing), Clause 7.7 (Mandatory Prepayment – Acquisition Proceeds), Clause 7.13 (Application of prepayments), Clause 18.22 (Sanctions), Clause 20.18 (Sanctions), Clause 20.19 (Anti-corruption law), Clause 20.12 (Disposals), Clause 20.30 (Takeover covenants), Clause 22 (Changes to the Lenders), Clause 23 (Changes to the Obligors), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 39 (Governing law) or Clause 40 (Enforcement);
(xii)	the SPA Acquisition Conditions Precedent; or
(xiii)	the nature or scope of the Charged Property and the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) and the release of any guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

34.3	Other exceptions
(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arranger or the Coordinator (in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arranger or the Coordinator, as the case may be.
(b)	An amendment or waiver which relates to the rights or obligations of a Hedge Counterparty (in its capacity as such) may not be effected without the consent of that Hedge Counterparty.
34.4	Changes to reference rates
(a)	Subject to Clause 34.3 (Other exceptions), if an RFR Replacement Event has occurred, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Reference Rate in place of the RFR; and
(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)	implementing market conventions applicable to that Replacement Reference Rate;
112

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph(a) above within 10 Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:
(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(c)	In this Clause 34.4:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

RFR Replacement Event means, in relation to the RFR:

(i)	the methodology, formula or other means of determining the RFR has, in the opinion of all the Majority Lenders and the Borrower, materially changed;
(ii)
(A)
(1)	the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or
(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR;

(B)	the administrator of the RFR publicly announces that it has ceased or will cease to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR;
113

(C)	the supervisor of the administrator of the RFR publicly announces the RFR has been or will be permanently or indefinitely discontinued; or
(D)	the administrator of the RFR or its supervisor announces that the RFR may no longer be used; or
(iii)	the administrator of the RFR determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(A)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of all the Lenders and the Borrower) temporary; or
(B)	the RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “RFR Contingency Period” in the Reference Rate Terms; or
(iv)	in the opinion of all the Majority Lenders and the Borrower, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Replacement Reference Rate means a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for the RFR by:
(A)	the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or
(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the RFR; or
(iii)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the RFR.
34.5	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents,

114

that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 34.5, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.6	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
34.7	Replacement of a Defaulting Lender
(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving fifteen (15) Business Days' prior written notice to the Agent and such Lender:
(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or
(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Commitment(s) of the Lender; or

to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 22.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

115

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)	the transfer must take place no later than ten (10) Business Days after the notice referred to in paragraph (a) above;
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
35.	Confidential information
35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 19.8 (Provision of Material Non-Public Information) and Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
116

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.16 (Relationship with the other Finance Parties));
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.9 (Security over Lenders' rights);
(viii)	who is a Party; or
(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
117

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party.
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.
(e)	Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.
(f)	Notwithstanding anything to the contrary in this Agreement, the Borrower acknowledges and agrees that if any Lender or any of their Affiliates receives from the Borrower or their Representative any Material Non-Public Information at any time in connection with this Agreement or any Finance Documents, such Lender or such Affiliate thereof may, following the occurrence of an Event of Default, disclose such Material Non-Public Information publicly, to any potential purchaser of the Relevant Target Shares or to any other person in connection with such potential purchase (including, without limitation, in connection with the enforcement of Transaction Security).
35.3	Entire agreement

This Clause 35 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower promptly:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
118

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidential Information).
35.6	Continuing obligations

The obligations in this Clause 35 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
36.	Confidentiality of Funding Rates
36.1	Confidentiality and disclosure
(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and
(ii)	any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.
(c)	The Agent and the Borrower may disclose any Funding Rate to:
(i)	any of their Affiliates and any of their or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given, is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its
119

confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.
36.2	Related obligations
(a)	The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 36.
36.3	No Event of Default

No Event of Default will occur under Clause 21.2 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 36.

37.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	Bail-in
38.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
120

38.2	Bail-in definitions

In this Clause 38:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(c)	in relation to any other applicable Bail-In Legislation:
121

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)	any similar or analogous powers under that Bail-In Legislation.
39.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	Enforcement
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
41.	Service of process
(a)	Without prejudice to any other mode of service of process allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(i)	irrevocably appoints CMB.TECH Technology and Development Centre Ltd. as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must promptly (and in any event within 14 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.
42.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS
42.1	Acknowledgement

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, to the extent that any Finance Document provides support, through a guarantee, Security or otherwise, for any Hedging Agreement that is a QFC or any other agreement or instrument that is a QFC (any such support, QFC Credit Support, and any such QFC, a Supported QFC), each Party acknowledges and agrees as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the

122

Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and such QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or any Supported QFC may in fact be stated to be governed by the laws of the U.S. or a state of the U.S.):

(a)	in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and any obligation in or under such Supported QFC or such QFC Credit Support, and any right in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if such Supported QFC and such QFC Credit Support (and any such interest, obligation and right in property) were governed by the laws of the U.S. or a state of the U.S.; and
(b)	in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under any Finance Document that may otherwise apply to such Supported QFC or such QFC Credit Support and that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if such Supported QFC and each Finance Document were governed by the laws of the U.S. or a state of the U.S. Without limiting the foregoing, each Party understands and agrees that its rights and remedies with respect to a Defaulting Lender or an Impaired Agent shall not affect any right of any Covered Party with respect to any Supported QFC or any QFC Credit Support.
42.2	Definitions

In this Clause 42:

BHC Act Affiliate means, in respect of a person, its "affiliate" (as that term is defined in, and interpreted in accordance with, 12 United States Code 1841(k));

Covered Entity means:

(a)	a "covered entity" as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 252.82(b);
(b)	a "covered bank" as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 47.3(b); or
(c)	a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 382.2(b);

Default Right has the meaning given to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable; and

QFC has the meaning given to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).

123

Schedule 1

The Original Parties

Part 1

The Original Guarantors

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
CMB.TECH Enterprises NV	Belgium	0766.552.396 (Business Court Antwerp (division Antwerp))
CMB.TECH Belgium NV	Belgium	0788.642.365 (Business Court Antwerp (division Antwerp))
CMB.TECH Bermuda Ltd.	Bermuda	202504541

124

Part 2

The Original Lenders

Name of Original Lender	SPA Acquisition Bridge Facility Commitments	Additional Share Purchase Facility Commitments	Total Commitment
KBC Bank NV	USD 383,333,334	USD 83,333,334	USD 466,666,668
Crédit Agricole Corporate and Investment Bank	USD 383,333,333	USD 83,333,333	USD 466,666,666
Société Générale	USD 383,333,333	USD 83,333,333	USD 466,666,666
Total	USD 1,150,000,000	USD 250,000,000	USD 1,400,000,000

125

Schedule 2

Conditions Precedent

Part 1

Conditions Precedent to signing

1.	The Obligors
(a)	A copy of the constitutional documents of each Original Obligor and in respect of each Original Obligor which is incorporated under the laws of Bermuda, a copy (certified by its company secretary) of the following documents:
(i)	Register of directors and officers;
(ii)	Register of members;
(iii)	Tax assurance letter issued by the Registrar of Companies for the Minister of Finance; and
(iv)	the Bermuda Monetary Authority’s “No Objection” to incorporation or foreign exchange letter, as applicable, issued by the Bermuda Monetary Authority.
(b)	In respect of each Original Obligor which is incorporated under the laws of Bermuda, a certificate of compliance issued by the Bermuda Registrar of Companies.
(c)	A (certified) copy of a resolution of the board of directors of each Original Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;
(iii)	in case of an Obligor other than the Borrower, authorising the Borrower to act as its agent in connection with the Finance Documents; and
(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party.
(d)	If applicable, a (certified) copy of a resolution of the holders of the issued shares in each other Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.
(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.
(f)	A certificate of the Borrower (signed by an authorised signatory) confirming and certifying that:
(i)	Borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on any Original Obligor to be exceeded;

126

(ii)	each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Finance Documents
(a)	A duly executed copy of this Agreement.
(b)	A duly executed copy of the Fee Letters.
(c)	A Belgian law governed first ranking share pledge agreement executed by all parties thereto in relation to all shares in CMB.TECH Enterprises NV owned by the Borrower on the date of this Agreement and all future shares acquired by the Borrower in CMB.TECH Enterprises NV after the date of this Agreement.
(d)	A Bermuda law governed share charge executed by all parties thereto in relation to all shares in MergeCo owned by the Borrower on the date of this Agreement and all future shares acquired by the Borrower in MergeCo after the date of this Agreement.
(e)	A Belgian law governed first ranking receivables pledge agreement executed by all parties thereto in relation to any receivable of the Borrower on MergeCo.
3.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(a)	a legal opinion of Argo Law, legal advisers to the Borrower as to Belgian law matters on capacity substantially in the form distributed to the Original Lenders prior to the signing of this Agreement;
(b)	a legal opinion of Conyers Dill & Pearman Limited, legal advisers to the Borrower as to Bermuda law matters on capacity and matters on enforceability substantially in the form distributed to the Original Lenders prior to the signing of this Agreement;
(c)	a legal opinion of Allen Overy Shearman Sterling (Belgium) LLP, legal advisers to the Agent and the Lenders as to Belgian law matters on enforceability in the form distributed to the Original Lenders prior to the signing of this Agreement; and
(d)	a legal opinion of Allen Overy Shearman Sterling LLP, legal advisers to the Agent and the Lenders as to English law matters on enforceability in the form distributed to the Original Lenders prior to the signing of this Agreement.
4.	Other documents and evidence
(a)	A copy of the debt commitment letter in respect of the Target Fleet Refinancing Facilities Multilender, executed by all parties thereto, in form and substance satisfactory to the Lenders.
(b)	A copy of the Subordination Agreement, executed by all parties thereto.
(c)	A copy of the Syndication Letter, executed by all parties thereto.
(d)	A copy of the Group Structure Chart.
(e)	Closing mechanics in form and substance satisfactory to the Lenders.
(f)	A final draft of the Share Purchase Agreement.

127

(g)	The Structure Memorandum, together with a reliance letter (provided that the Original Lenders have agreed the terms of reliance with the Structure Memorandum provider).
(h)	If not publicly available, the Original Financial Statements of each Obligor (other than MergeCo) and the audited consolidated financial statements of the Target for the financial year ended 31 December 2023.
(i)	The Financial Information Package.
(j)	The CMBT Action Plan.
(k)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the SPA Closing Date.
(l)	Evidence required by the Finance Parties for the purpose of any "know your customer" requirements.
(m)	A copy of any other Authorisation or other document, opinion or assurance which the Borrower is notified of prior to the date of this Agreement and which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

128

Part 2

SPA Acquisition Conditions Precedent

(a)	A copy of the Share Purchase Agreement, executed by all parties thereto.
(b)	A certificate of the Borrower (signed by an authorised signatory) confirming and certifying that:
(i)	the conditions precedent as set out in the Share Purchase Agreement will be satisfied on the SPA Closing Date or waived with the written consent of the Majority Lenders and the SPA Closing Date has occurred or will occur upon Utilisation of the SPA Acquisition Bridge Facility;
(ii)	the Acquisition Documents have not been amended, varied or waived since the latest version the Lenders received on the date of this Agreement except with the written consent of the Majority Lenders;
(iii)	the Borrower is not aware of any breach of any warranty or any claim under the Share Purchase Agreement;
(iv)	all Target Shares subject to the SPA Acquisition are or will be listed on Nasdaq on the SPA Closing Date; and
(v)	all perfection requirements set out in the Transaction Security Documents are or will be completed on the SPA Closing Date.

129

Part 3

Conditions precedent required to be delivered by an Additional Guarantor

1.	Additional Guarantor
(a)	A copy of the constitutional documents of the Additional Guarantor and in respect of each Additional Guarantor which is incorporated under the laws of Bermuda, a copy (certified by its company secretary) of the following documents:
(i)	Register of directors and officers;
(ii)	Register of members;
(iii)	Tax assurance letter issued by the Registrar of Companies for the Minister of Finance; and
(iv)	the Bermuda Monetary Authority’s “No Objection” to incorporation or foreign exchange letter, as applicable, issued by the Bermuda Monetary Authority.
(b)	In respect of each Original Guarantor which is incorporated under the laws of Bermuda, a certificate of compliance issued by the Bermuda Registrar of Companies.
(c)	A copy of a resolution of the board of directors of the Additional Guarantor:
(i)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;
(ii)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and
(iv)	authorising the Borrower to act as its agent in connection with the Finance Documents.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.
(e)	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.
(f)	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.
(g)	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 3 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

130

2.	Finance Documents
(a)	An Accession Deed executed by the Additional Guarantor and the Borrower.
(b)	Any security documents which are required by the Agent to be executed by the proposed Additional Guarantor.
3.	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders.

(a)	A legal opinion of the legal advisers to the Agent and the Lenders in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.
(b)	If the Additional Guarantor is incorporated in or has its "centre of main interest" or "establishment" (as applicable) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, "centre of main interest" or "establishment" (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the Applicable Jurisdiction) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.
4.	Other documents and evidence
(a)	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.
(b)	If available, the latest audited financial statements of the Additional Guarantor.
(c)	Evidence required by the Finance Parties for the purpose of any "know your customer" requirements.
(d)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

131

Schedule 3

Requests

Part 1

Utilisation Request

From:	CMB.TECH NV
To:	KBC Bank NV as Agent
Dated:

Dear Sirs

CMB.TECH NV – Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Facility to be utilised:	[SPA Acquisition Bridge Facility][Additional Share Purchase Facility]
Currency of Loan:	USD
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]
3.	The proceeds of this Loan should be credited to [account].
4.	This Utilisation Request is irrevocable.

Yours faithfully

 ...............................................

authorised signatory for CMB.TECH NV

132

Part 2

Selection Notice

From:	CMB.TECH NV
To:	KBC Bank NV as Agent

Dated:

Dear Sirs

CMB.TECH NV – Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following [SPA Acquisition Bridge Facility] [Additional Share Purchase Facility] Loan[s] with an Interest Period ending on [ ].
3.	[We request that the next Interest Period for the above [SPA Acquisition Bridge Facility] [Additional Share Purchase Facility] Loan[s] is [ ]].
4.	This Selection Notice is irrevocable.

Yours faithfully

..............................................

authorised signatory for CMB.TECH NV

133

Schedule 4

Form of Transfer Certificate

To:	KBC Bank NV as Agent
From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:

CMB.TECH NV – Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 22.6 (Procedure for transfer) of the Agreement:
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by way of transfer of contract, and in accordance with Clause 22.6 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.
(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 22.5 (Limitation of responsibility of Existing Lenders) of the Agreement.
4.	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender);]
(b)	[a Treaty Lender;]
(c)	[not a Qualifying Lender;]
(d)	it [is]/[is not] incorporated, resident, established or acting through a Facility Office, as the case may be, established in a Non-Cooperative Jurisdiction, and the bank account(s) to which payments will be made to which that New Lender will be entitled, [are]/[are not] or [will]/[will not] be (a) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.[1]
5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
_________________________
[1]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.

134

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

135

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

Name: Title:	Name: Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

KBC Bank NV, as Agent

Name: Title:	Name: Title:

136

Schedule 5

Form of Accession Deed

To:	[ ] as Agent and [ ] as Security Agent
From:	[Subsidiary] and CMB.TECH NV

Dated:

CMB.TECH NV – Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in paragraphs 2 and 3 of this Accession Deed unless given a different meaning in this Accession Deed.
2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 23.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [limited liability] company with registered number [ ].
3.	[Subsidiary's] administrative details for the purposes of the Agreement are as follows:

Address:

Email:

Attention:

4.	[Subsidiary] (for the purposes of this paragraph 4, the Acceding Debtor) intends to incur liabilities and to give a guarantee, indemnity or other assurance against loss in respect of liabilities under any Finance Document to which it is or will become a party (the Relevant Documents).

IT IS AGREED as follows:

(a)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:
(i)	any Security in respect of liabilities or any Security Agent Claim created or expressed to be created pursuant to the Relevant Documents;
(ii)	all proceeds of that Security; and
(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the liabilities to the Security Agent as trustee or security agent for the Finance Parties (in the Relevant Documents or otherwise and including any Security Agent Claim) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee or security agent for the Finance Parties, on trust or as security agent for the Finance Parties on the terms and conditions contained in the Agreement.

5.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

137

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

Subsidiary

EXECUTED as a deed by )

[Subsidiary]	)

acting by )

and	)

Director

Director/Secretary

Borrower

CMB.TECH NV

By:

Security Agent

[Full name of current Security Agent]

By:

Date:

138

Schedule 6

Form of Resignation Letter

To:	[ ] as Agent
From:	[resigning Obligor] and CMB.TECH NV

Dated:

CMB.TECH NV – Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to Clause 23.3 (Resignation of a Guarantor) of the Agreement, we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement and the Finance Documents.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request;
(b)	[the net cash disposal proceeds (if any) have been or will be applied in accordance with Clause 7.5 (Mandatory Prepayment – Free Liquid Assets) of the Agreement;][1] and
(c)	[ ][2]
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
CMB.TECH NV	[resigning Obligor]
By:	By:

NOTES:

1.	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
2.	Insert any other conditions required by the Agreement.

139

Schedule 7

Form of Hedge Counterparty Accession Deed

To:	[ ] as Agent
From:	[Hedge Counterparty] (the Hedge Counterparty)
Date:	[ ]

CMB.TECH NV – Facilities Agreement dated [●] 2025 (the Agreement)

We refer to the Agreement. This is a Hedge Counterparty Accession Deed. Terms defined in the Agreement have the same meaning in this Hedge Counterparty Accession Deed.

We refer to Clause 22.8 (Accession of Hedge Counterparties). The Hedge Counterparty agrees to become a Hedge Counterparty and to be bound by the terms of the Agreement as a Hedge Counterparty.

This Hedge Counterparty Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Hedge Counterparty]

By:

[Agent]

By:

140

Schedule 8

Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	U-3 11.00 a.m. (Central European Time)
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-3 03.00 p.m. (Central European Time)

"U" = Utilisation Date or, if applicable, in the case of a Loan that has already been made, the first day of the next Interest Period for that Loan.

"U – X" = X Business Days prior to U.

141

Schedule 9

Form of Increase Confirmation

To:	KBC Bank NV as Agent and CMB.TECH NV as the Borrower
From:	[the Increase Lender] (the Increase Lender)
Date:	[ ]

CMB.TECH NV - Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This is an Increase Confirmation.
2.	We refer to Clause 2.2 (Increase) of the Agreement.
3.	In accordance with the terms of the Agreement, the Increase Lender assumes obligations equivalent to those obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.
4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [ ].
5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
6.	The administrative details of the Increase Lender for the purposes of the Agreement are set out in the Schedule.
7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (h) of Clause 2.2 (Increase).
8.	The Increase Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender);]
(b)	[a Treaty Lender;]
(c)	[not a Qualifying Lender;] and
(d)	it [is]/[is not] incorporated, resident, established or acting through a Facility Office, as the case may be, established in a Non-Cooperative Jurisdiction, and the bank account(s) to which payments will be made to which that New Lender will be entitled, [are]/[are not] or [will]/[will not] be (a) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (b) managed by, or opened with, (A) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (B) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.
9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
10.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
142

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

143

THE SCHEDULE

Commitment/rights and obligations to be assumed

[insert relevant details]
[Facility Office address and attention details for notices and account details for payments,]

[Increase Lender]

Name: Title:	Name: Title:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [           ].

KBC Bank NV as Agent

Name: Title:	Name: Title:

144

Schedule 10

Form of Extension Request

To:	KBC Bank NV as Agent
From:	CMB.TECH NV as Borrower
Date:	[ ]

CMB.TECH NV - Facilities Agreement dated [●] 2025 (the Agreement)

1.	We refer to the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.
2.	In accordance with Clause 2.4 (Extension option) of the Agreement, we hereby request that the [Original]/[Extended] Termination Date applicable to the SPA Acquisition Bridge Facility and the Additional Share Purchase Facility be extended with six Months.
3.	We confirm that as of the date hereof no Default is continuing or would occur as a consequence of the extension.
4.	We agree that, in satisfaction of our obligations under Clause 2.4 (Extension option) of the Agreement, and as a condition to the extension becoming effective, the Borrower will, on or prior to the date of this Extension Request, pay to the Agent (for the account of each Lender) the extension fee required pursuant to paragraph [(b)]/[(d)] of Clause 2.4 (Extension option) of the Agreement, which we calculate to be USD [_____].
5.	This Extension Request is irrevocable.
6.	This request may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this request.
7.	This Extension Request and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully

CMB.TECH NV

Name: Title:	Name: Title:

145

Schedule 11

Reference Rate Terms

CURRENCY:	Dollars.
Cost of funds as a fallback
Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Baseline CAS:	Length of Interest Period	Applicable Baseline CAS
	One week	0.03839 per cent. per annum
	One Month	0.11448 per cent. per annum
	Three Months	0.26161 per cent. per annum
Business Day Conventions (definition of "Month" and Clause 9.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that

146

calendar month (if there is one) or the preceding Business Day (if there is not).
Central Bank Rate:

(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spread for the five most immediately preceding RFR Banking Days for which the RFR is available.
Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The Daily Rate for any RFR Banking Day is:
(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

147

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank rate for a day which is no more than 5 RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment, rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day:

Any day other than:

(a) a Saturday or Sunday; and

(b) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities

RFR Contingency Period	5 RFR Banking Days
Interest Periods

148

Length of Interest Period in absence of selection (paragraph (c) of Clause 9.1 (Selection of Interest Periods)):	1 Month
Periods capable of selection as Interest Periods (paragraph (d) of Clause 9.1 (Selection of Interest Periods)):	1 week, 1 Month or 3 Months
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 10.2 (Market disruption)	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 10.3 (Cost of funds)	Close of business on the date falling 2 Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling 2 Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).
149

Schedule 12

Daily Non-Cumulative Compounded RFR Rate

The Daily Non-Cumulative Compounded RFR Rate for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

UCCDRi-1 means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the Unannualised Cumulative Compounded Daily Rate for any RFR Banking Day (the Cumulated RFR Banking Day) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

dcc has the meaning given to that term above; and

the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 2 decimal places) calculated as set out below:

150

where:

d0 means the number of RFR Banking Days in the Cumulation Period;

Cumulation Period has the meaning given to that term above;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

DailyRatei-LP means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

ni means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

dcc has the meaning given to that term above; and

tni has the meaning given to that term above.

151

Schedule 13

Cumulative Compounded RFR Rate

The Cumulative Compounded RFR Rate for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of Annualised Cumulative Compounded Daily Rate in Schedule 12 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

d0 means the number of RFR Banking Days during the Interest Period;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

DailyRatei-LP means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

ni means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

d means the number of calendar days during that Interest Period.

152

Signatories

The Borrower and Original Guarantor

CMB.TECH NV

/s/ Ludovic Saverys

Name: Ludovic Saverys

Title: Authorised signatory

Address: De Gerlachekaai 20, 2000 Antwerp, Belgium

Contact person: Ludovic Saverys.

Email: ludovic.saverys@cmb.be

153

The other Original Guarantors

CMB.TECH ENTERPRISES NV

/s/ Ludovic Saverys

Name: Ludovic Saverys

Title: Authorised signatory

CMB.TECH BELGIUM NV

/s/ Ludovic Saverys

Name: Ludovic Saverys

Title: Authorised signatory

CMB.TECH BERMUDA LTD.

/s/ Ludovic Saverys

Name: Ludovic Saverys

Title: Authorised signatory

154

The Bookrunning Mandated Lead Arrangers

KBC BANK NV

/s/ Koen Collier	/s/ Ariane Roggen
Name: Koen Collier	Name: Ariane Roggen
Title: Authorised signatory	Title: Authorised signatory

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ Nicolas Lafarge	/s/ Jean-Christophe Drauge
Name: Nicolas Lafarge	Name: Jean-Christophe Drauge
Title: Authorised signatory	Title: Authorised signatory

SOCIÉTÉ GÉNÉRALE

/s/ Pierre-Alain Poncet
Name: Pierre-Alain Poncet
Title: Authorised signatory

155

The Original Lenders

KBC BANK NV

/s/ Louise Willem	/s/ Coran Lenaerts
Name: Louise Willem	Name: Coran Lenaerts
Title: Authorised signatory	Title: Authorised signatory

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

/s/ Nicolas Lafarge	/s/ Jean- Christophe Drauge
Name: Nicolas Lafarge	Name: Jean-Christophe Drauge
Title: Authorised signatory	Title: Authorised signatory

SOCIÉTÉ GÉNÉRALE

/s/ Pierre-Alain Poncet
Name: Pierre-Alain Poncet
Title: Authorised signatory

156

The Coordinator

KBC BANK NV

/s/ Koen Collier	/s/ Ariane Roggen
Name: Koen Collier	Name: Ariane Roggen
Title: Authorised signatory	Title: Authorised signatory

157

The Agent

KBC BANK NV

/s/ Tim Vanderstraeten	/s/ Eline Vervaecke
Name: Tim Vanderstraeten	Name: Eline Vervaecke
Title: Authorised signatory	Title: Authorised signatory

Address: Havenlaan 2, 1080 Brussels, Belgium

Contact person: Tim Vanderstraeten and Eline Vervaecke

Email: tim.vanderstraeten@kbc.be and eline.vervaecke@kbc.be

The Security Agent

KBC BANK NV

/s/ Tim Vanderstraeten	/s/ Eline Vervaecke
Name: Tim Vanderstraeten	Name: Eline Vervaecke
Title: Authorised signatory	Title: Authorised signatory

Address: Havenlaan 2, 1080 Brussels, Belgium

Contact person: Tim Vanderstraeten and Eline Vervaecke

Email: tim.vanderstraeten@kbc.be and eline.vervaecke@kbc.be

158